                                                                   EXHIBIT 10.7

              CONFIDENTIAL INFORMATION OMITTED AND FILED SEPARATELY
                   WITH THE SECURITIES AND EXCHANGE COMMISSION
                PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.
                      ASTERISKS (*) DENOTE SUCH OMISSIONS.



                                LICENSE AGREEMENT

                                 BY AND BETWEEN

                                   SYNTHELABO

                                       AND

                          PRAECIS PHARMACEUTICALS, INC.







                                  May 13, 1997

                                TABLE OF CONTENTS
ARTICLE 1         DEFINITIONS................................................2

ARTICLE 2         GRANT OF EXCLUSIVE LICENSE TO SYNTHELABO..................14

      2.1         Exclusive License and Sublicense For
                  Licensed Products.........................................14
      2.2         PRAECIS Covenant to Honor Synthelabo's
                  Exclusive Rights..........................................15
      2.3         Acknowledgement of PRAECIS' Retained
                  Rights....................................................16
      2.4         Sublicenses...............................................18
      2.5         Agreement Regarding Sales in Section B
                  Territory Countries.......................................19
      2.6         Use of Improvements by IUF and IU.........................21

ARTICLE 3         MANUFACTURING.............................................21

      3.1         PRAECIS' Supply Commitment................................21
      3.2         Preliminary Three-Year Forecasts..........................21
      3.3         Long-Term Forecasts.......................................22
      3.4         Long-Term Forecasts Nonbinding............................22
      3.5         Short-Term Forecasts......................................23
      3.6         Purchase Orders...........................................24
      3.7         PRAECIS' Supply Obligations and Rights....................25
      3.8               [Intentionally Omitted]
      3.9         Manufacturing Rights of Synthelabo Upon
                  PRAECIS Material Breach...................................26
      3.10        Payment for Licensed Products Manufacture
                  By Synthelabo; Synthelabo Duty to Mitigate................27
      3.11        Suspension of Manufacture By Synthelabo;
                  Termination of Manufacturing License......................29
      3.12        Agreement Regarding Third Party
                  Manufacturers.............................................30
      3.13        Direct Billing............................................32
      3.14        Force Majeure.............................................33
      3.15        Form and Terms of License Product
                  Shipments.................................................33
      3.16        Supply of Licensed Product For Certain
                  Supplemental Development Plan Clinical
                  Studies...................................................35

ARTICLE 4         DEVELOPMENT AND APPROVAL OF LICENSED
                  PRODUCTS..................................................35

      4.1         Diligence.................................................35
      4.2         Development Program and Plans.............................36

      4.3         Additional Applications...................................38
      4.4         Regulatory Meetings.......................................39
      4.5         Development Costs.........................................39
      4.6         Registration and Reimbursement Approvals..................41
      4.7         Development Costs Records.................................42
      4.8         Technical Information.....................................43
      4.9         Clinical Trials...........................................44
      4.10        Material Adverse Development; Material
                  Adverse Patent Development; Competition...................45
      4.11        Synthelabo Formulation....................................47
      4.12        Reporting on Adverse Reaction.............................47

ARTICLE 5         MARKETING AND SALES OBLIGATIONS OF
                  SYNTHELABO................................................47

      5.1         Diligence Generally.......................................47
      5.2         Advertising...............................................47

ARTICLE 6         GOVERNANCE................................................48

      6.1         Joint Steering Committee..................................48
      6.2         Operations of the Parties Under the
                  Collaboration.............................................48
      6.3         Timing of Regular Meetings; Agendas.......................49
      6.4         Special Meetings..........................................49
      6.5         Decisions and Disputes....................................49
      6.6         Development Subcommittee..................................51
      6.7         Cooperation...............................................51
      6.8         Visitation................................................52
      6.9         Committee and Certain Other Costs.........................52

ARTICLE 7         CONFIDENTIALITY...........................................53

      7.1         General...................................................53
      7.2         Certain Exceptions........................................54
      7.3         Publications..............................................55

ARTICLE 8         TRADEMARKS................................................56

      8.1         Exclusive License for Rel-Ease(TM) Trademark..............56
      8.2         PRAECIS Approval Right....................................57
      8.3         Trademark Designations....................................58
      8.4         Labelling, etc............................................58
      8.5         Indemnification By PRAECIS................................59
      8.6         Licensed Products Names and Trademarks....................59

      8.7         PRAECIS Registration of Licensed Product
                  Territory Trademark Outside the Territory.................61

ARTICLE 9         PAYMENTS..................................................62

      9.1         Signing and Milestone Payments............................62
      9.2         Benchmark Transfer Price..................................64
      9.3         Determination of Selling Price of
                  Licensed Products.........................................65
      9.4         Transfer Price............................................66
      9.5         Payment of Benchmark Transfer Price.......................66
      9.6         Adjustments; Reports......................................67
      9.7         Miscellaneous Sales Costs.................................68
      9.8         Royalties.................................................68
      9.9         Samples...................................................69
      9.10        Currency..................................................70
      9.11        PRAECIS Audit Rights......................................70

ARTICLE 10        REMEDIES FOR NON-PAYMENT..................................72

      10.1        Interest..................................................72
      10.2        Other.....................................................72
      10.3        Collateral................................................73
      10.4        Insurance on Unsold Goods.................................74

ARTICLE 11        COOPERATION AND ASSISTANCE................................74

      11.1        General...................................................74
      11.2        Specific Cooperation of Synthelabo........................75
      11.3        Specific Cooperation of PRAECIS...........................75
      11.4        Patent Prosecution and Maintenance........................76

ARTICLE 12        REPRESENTATIONS AND WARRANTIES............................77

      12.1        Conformity to Specifications..............................77
      12.2        Representations as to Intellectual
                  Property..................................................79
      12.3        Authority; Binding Agreement; Other
                  Matters...................................................80
      12.4        IUF License Agreement.....................................81
      12.5        Warranty Disclaimer.......................................81

ARTICLE 13        INDEMNIFICATION...........................................82

      13.1        Synthelabo Indemnification of PRAECIS.....................82
      13.2        PRAECIS' Indemnification of Synthelabo....................83
      13.3        Mutual Indemnification for Breach.........................83
      13.4        Procedure For Third Party Claims..........................84

ARTICLE 14        INSURANCE.................................................85

ARTICLE 15        NON-COMPETITION...........................................85

      15.1        Mutual Non-Competition Covenant...........................85
      15.2        Competitive Acquisition...................................86

ARTICLE 16        IMPROVEMENTS..............................................86

ARTICLE 17        TERM & TERMINATION........................................90

      17.1        Term; Expiration..........................................90
      17.2        Bankruptcy, Etc...........................................91
      17.3        Breach....................................................92
      17.4        Effect of Termination.....................................93
      17.5        Surviving Provisions......................................94
      17.6        Continuation of Sublicense Rights.........................94
      17.7        Termination for Material Adverse Events...................95
      17.8        Right to Sell Inventory...................................95

ARTICLE 18        ARBITRATION...............................................96

      18.1        Procedure; Decision Final and Binding.....................96
      18.2        Assumption Regarding Intellectual
                  Property Rights...........................................97
      18.3        Exception to Exclusive Dispute Resolution
                  Procedure.................................................97

ARTICLE 19        INFRINGEMENT AND MAINTENANCE..............................98

      19.1        Infringement by Third Parties.............................98
      19.2        Infringement Suit By Third Parties........................99
      19.3        Cooperation...............................................99
      19.4        Differing Interests......................................100

ARTICLE 20        ASSIGNMENT...............................................100

ARTICLE 21        COMMUNICATIONS...........................................101

ARTICLE 22        MISCELLANEOUS PROVISIONS.................................102

      22.1        Relationship of the Parties..............................102
      22.2        Advertising; Trademarks, Etc.............................103
      22.3        Public Disclosures.......................................103
      22.4        Governing Law............................................104
      22.5        Entire Agreement.........................................104
      22.6        Severability.............................................104
      22.7        No Waiver................................................105
      22.8        Captions and References..................................105
      22.9        Counterparts.............................................105

APPENDICES

      Appendix I        PRAECIS Proposed Core Development Studies

      Appendix II       Patent Applications

      Appendix III      IUF License Agreement

      Appendix IV       PPI-149 Definition

      Appendix V        Territory

      Appendix VI       Additional Supply Provisions

      Appendix VII      Example Form of Quality Charter

                                LICENSE AGREEMENT

      This Agreement is made as of the 13th day of May, 1997 (the "Effective Date"), by and between Synthelabo, a societe anonyme organized in France, having principal offices at 22 Avenue Galilee 92350 Le-Plessis-Robinson, France ("Synthelabo"), and PRAECIS PHARMACEUTICALS, INC., a Delaware corporation having principal offices at One Hampshire Street, Cambridge, MA 02139 ("PRAECIS").

                                R E C I T A L S:

            PRAECIS(TM) is the owner of patent applications and know-how related to its depot formulation Rel-EaseTM system (the "Rel-Ease System") and certain uses of LHRH Antagonist Compounds, and is the exclusive licensee of PPI-149 and the other PPI Licensed Rights.

      Synthelabo wishes to enter into a license agreement with PRAECIS for the development and commercialization of therapeutic LHRH antagonist products which contain PPI-149 or potentially other LHRH Antagonist Compounds and which are formulated by or on behalf of PRAECIS.

      PRAECIS is willing to enter into a license agreement with Synthelabo for the development and commercialization of therapeutic LHRH antagonist products which contain PPI-149 or potentially other LHRH Antagonist Compounds and which are formulated by or on behalf of PRAECIS.

      NOW, THEREFORE, in consideration of the foregoing, and the representations, warranties, covenants and agreements contained herein, the parties hereby agree as follows:

ARTICLE 1 - DEFINITIONS

      For the purposes of this Agreement, the following words and phrases shall have the following meanings:

            1.1 "Advertise" shall mean to create, distribute and display information and artistic material for the purpose of promoting sales of the Licensed Products to Third Parties, including but not limited to articles, print ads, brochures, symposia, commercial exhibits, video and audio recordings, and television, radio, and internet advertisements or commercials (hereinafter "Forms").

            1.2 "Adjustment Amount" is defined in Section 9.6.

            1.3 An "Affiliate" of a party shall mean a company or other entity which controls, is controlled by, or is under common control with such party. A corporation or other entity shall be regarded as in control of another corporation or entity if it owns or directly or indirectly controls more than fifty percent (50%) of the voting stock or other ownership interest of the other corporation or entity, or if it possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the corporation or other entity or the power to elect or appoint fifty percent (50%) or more of the members of the governing body of the corporation or other entity; provided that for all purposes of this Agreement, the following entities shall be deemed to be Affiliates of Synthelabo: Synthemedic (Morocco), Synthelabo - Byk Pharma GmbH (Austria), Astra Synthelabo AB (Sweden) and Leiras Synthelabo Oy (Finland).

            1.4 [INTENTIONALLY OMITTED]

            1.5 "Applications" shall mean all existing and future therapeutic uses for Licensed Products, including without limitation the treatment of prostate cancer, breast cancer, endometriosis, uterine fibroids, benign prostatic hypertrophy (BPH), infertility, and precocious puberty.

            1.6 "Benchmark Transfer Price" is defined in Section 9.2.

            1.7 "Binding Estimate" is defined in Section 3.5(b).

            1.8 "Clinical Trials" shall mean research in which Licensed Products are used to treat human patients for the purpose of evaluating the safety, efficacy and performance of the Licensed Products in such use, and for the purpose of preparing reports as may be required in order to obtain Registration Approval or Reimbursement Approval or for the purpose of preparing marketing studies.

            1.9 "Confidential Information" shall mean private information transmitted by one party to the other pursuant to this Agreement or the collaboration contemplated hereby, including but not limited to plans, results, data, ideas, concepts, Improvements, conclusions, suggestions, know-how, show-how, inventions, discoveries, products, processes, trade secrets, and all information relating to the Licensed Products (including without limitation, the information set forth in Appendix IV); any financial or business information relating to the Licensed Products, this Agreement or the collaboration contemplated hereby; strategies with respect to Clinical Trials; and any other information marked "Confidential" prior to transmittal. With regard to oral communications, information conveyed thereby shall be considered "Confidential Information" if made in the context of discussions specifically relating to the Licensed Products, this Agreement or the collaboration contemplated hereby, or if reduced to a writing marked "CONFIDENTIAL" and transmitted to the other party within forty-five (45) days after said oral communication. Confidential Information shall not include information which the recipient can show: (i) is generally known or readily available to the public at the time of disclosure other than as a result of a breach of any obligation of confidentiality (including hereunder); (ii) was already known to the recipient without a breach of any obligation of confidentiality (including hereunder);
(iii) became available to the public independent of the recipient; (iv) was disclosed to the recipient by a Third Party having legal rights to same, which disclosure did not violate a confidentiality obligation of such Third Party; or
(v) is subsequently and independently developed by an employee of the recipient who did not have knowledge of the information disclosed by the disclosing party.

            1.10 "Core Development Plan" shall mean the development plan to be prepared and revised as necessary by

Synthelabo and PRAECIS, in accordance with Section 4.2, which will include on an annual basis a detailed set of milestones, timeframes and operating plans with respect to the Core Development Studies.

            1.11 "Core Development Studies" shall mean preclinical studies and Clinical Trials to be undertaken by PRAECIS in the United States and/or other countries in order to seek and obtain FDA Registration Approval for (i) the Application of prostate cancer and (ii) the Applications of endometriosis or uterine fibroids as the Joint Steering Committee shall determine, and (iii) any other Application approved for development by the Joint Steering Committee and the Development Subcommittee as provided in Section 4.3. The Core Development Studies proposed by PRAECIS as of the Effective Date are summarized in Appendix I.

            1.12 "Cost of Goods" or its abbreviation "COGS" shall mean the unit cost of manufacture of a given Licensed Product, as determined in accordance with generally accepted accounting principles in the place of manufacture of such Licensed Product, which cost in any event includes, without limitation, costs of direct labor, contracts with Third Parties, manufacturing overhead (including fixed costs), materials and supplies, all freight, duties, taxes assessed on sales and transportation costs, but excludes any amount payable as royalties in respect of the PPI Licensed Rights.

            1.13 "Development Costs" shall mean all external costs (e.g., costs of contracts with clinical research organizations) and direct internal costs (including direct labor, materials, supplies, and specially procured essential equipment, but excluding rent, utilities, administrative, secretarial, clerical, accounting and management allocations), plus a fixed amount for overhead equal to ten percent (10%) of the direct internal costs, which in each case are incurred after the Effective Date and during the term hereof by PRAECIS or Synthelabo, as applicable, in connection with a Development Phase (but excluding such costs incurred before or after the Effective Date in connection with the prostate cancer Clinical Trials (IND #51,170, Protocol #149-96-01) which are underway as of the Effective Date).

            1.14 "Development Phase" in any country with respect to any Application for any Licensed Product shall mean the period commencing on the Effective Date and continuing until Registration Approval and Reimbursement Approval of such Licensed Product for such Application in such country has been obtained.

            1.15 "Development Program" shall mean the collaboration by PRAECIS and Synthelabo hereunder during the Development Phase.

            1.16 "Diligence" or "diligent efforts" shall mean commercially reasonable efforts consistent with efforts made by businesses of similar size and resources for similar products in a similar context.

            1.17 "Dispute Notice" is defined in Section 6.4.

            1.18 "Disputed Matter" is defined in Section 6.4.

            1.19 "Effective Date" is defined in the first paragraph of this Agreement.

            1.20 "FDA" shall mean the United States Food and Drug Administration or any successor agency.

            1.21 "Field" shall mean the field as defined by the Applications taken collectively.

            1.22 "First Commercial Sale" of a Licensed Product shall mean the first commercial sale by Synthelabo or its Affiliates for use or consumption by the general public of such Licensed Product based on Registration Approval of such Licensed Product in any Territory Country.

            1.23 "Improvements" shall mean changes in composition, design or manufacture of the Licensed Products which result in enhancements or alterations of any component of the Licensed Products with respect to, without limitation, efficacy, safety, drug delivery profiles, stability, shelf-life, dosage, cost, ease of use, or styling, except that for purposes of Section 2.6 only, "Improvements" shall have the meaning set forth in the IUF License Agreement.

            1.24 "Incoterms" shall mean that body of trade rules as published in 1990 by the International Chamber of Commerce, Paris, France.

            1.25 "Intellectual Property Rights" shall mean all rights, including unpatented inventions and know-how, of PRAECIS in and to or with respect to the Licensed Products, including the rights in the Territory in and to the patent applications listed in Appendix II (which is incorporated herein by reference), and all patents issuing therefrom and all continuations, continuations-in-part, reissues, divisionals, extensions, supplementary certificates of protection and equivalents of any of the foregoing throughout the Territory; and further including all other rights, including unpatented inventions and know-how, in and to or with respect to the Licensed Products as may subsist or may be secured by PRAECIS under and in accordance with the patent, copyright, and trade secret statutes, rules, regulations, orders and decrees of any governments of the Territory, or which otherwise exist or can be obtained under constitutions, treaties, common law, or civil law of any and all Territory Countries, together with all rights of PRAECIS under contracts, licenses and other agreements relating to the Licensed Products or any Intellectual Property Rights; but excluding trademark rights and the PPI Licensed Rights which are provided for separately hereunder.

            1.26 "Inventions" and "Invention Rights" shall have the respective meanings set forth in the IUF License Agreement.

            1.27 "IU" shall mean Indiana University.

            1.28 "IUF" shall mean Indiana University Foundation.

            1.29 "IUF License Agreement" shall mean the License Agreement dated as of October 17, 1996 between IUF and PRAECIS as in effect from time to time, a copy of which Agreement as currently in effect is attached hereto as Appendix III.

            1.30 "Joint Steering Committee" is defined in Section 6.1

            1.31 "LHRH Antagonist Compounds" shall mean compounds which exhibit Lutenizing Hormone Releasing Hormone (LHRH) antagonist activity.

            1.32 "Licensed Products" shall mean therapeutic products which contain PPI-149, or any other LHRH Antagonist Compound as to which PRAECIS has all the rights necessary to make the grants to Synthelabo hereunder, in either case in a depot or other formulation owned by or licensed to PRAECIS. Unless otherwise specified herein, references to Licensed Products include Improvements.

            1.33 "Licensed Product Territory Trademark" is defined in Section
8.5.

            1.34 "Long-Term Forecast" is defined in Section 3.3.

            1.35 "Material Adverse Development" means, with respect to a Licensed Product for a particular Application, an event or development (other than a Material Adverse Patent Development) which occurs after the date of this Agreement (other than an event or development which constitutes or arises from a breach hereof by Synthelabo) which results in a material adverse change in the commercial prospects of such Licensed Product for such Application.

            1.36 "Material Adverse Patent Development" means the occurrence of any of the events described in clauses (A), (B) or (C): (A) the reasonable determination of Synthelabo, at any stage in the patent procedure after receipt of the European search report and the first official letter from the European Patent Office referred to in Section 11.4, that it is not reasonably likely that a European patent will be granted on PPI-149 or the formulation, respectively, substantially as described in the respective European equivalents of patent applications PCT/US96/09852 or US 08/762,747, respectively (the "Material Patent Applications"); (B) the lack of any valid or enforceable patent issued substantially as described in the Material Patent Applications as the individual or combined result of (i) no such patents having issued and the unrevivable abandonment of any of the Material Patent Applications, (ii) all such patents having been finally and unappealably declared invalid or unenforceable, or (iii) all such patents having prematurely expired for failure to pay maintenance fees or annuities; or (C) a timely filed action by a Third Party to annul, cancel or revoke a patent issued substantially as described in the Material Patent Applications, other than any such action which has no reasonable likelihood of success on the merits.

            1.37 "Net Sales" shall mean the sales price per unit of a Licensed Product invoiced by Synthelabo or an Affiliate thereof to a Third Party with respect to the sale of Licensed Products to a Third Party, less, to the extent such amounts are included in the invoiced sales price, the direct cost of trade discounts, credits for returns and rebates, discounts for prompt payments to the extent such discounts are customary in the applicable Territory Country, insurance and transportation charges (unless reimbursed by a Third Party), and duties and taxes assessed on sales; provided that neither Synthelabo nor its Affiliates shall (i) sell Licensed Products in combination with other products unless the price of the Licensed Products is separately identified in the invoice with such other products, nor (ii) discount Licensed Products by a greater percentage than other products with which such Licensed Products are sold. Units of Licensed Products which are provided to Synthelabo or its Affiliates at Cost of Goods in accordance with Section 9.9 for use as salesman's exhibits or as Promotional free samples, shall not be considered sales for purposes of this definition, but units of Licensed Products which are provided to Synthelabo or its Affiliates in connection with any Phase IV Clinical Trials shall be considered sales for purposes of this definition. For purposes of this definition as used throughout this Agreement, any co-marketing partner of Synthelabo or its Affiliates shall be deemed an "Affiliate" and not a Third Party.

            1.38 "Notice" is defined in Article 21.

            1.39 "Notice Address" means the addresses listed as such in
Article 21.

            1.40 "Patent Rights" shall have the meaning set forth in the IUF License Agreement.

            1.41 "Plateau Amount" is defined in Section 3.9.

            1.42 "PPI-149" shall have the meaning set forth in Appendix IV.

            1.43 "PPI Licensed Rights" shall mean all rights licensed to PRAECIS pursuant to Section 3.01(a) of the IUF License Agreement, together with, if applicable, any rights to LHRH Antagonist Compounds licensed to PRAECIS in accordance with Section 3.01(b) of the IUF License Agreement.

            1.44 "Promote" shall mean to encourage Third Parties to consider purchasing the Licensed Products, through in-person calls by qualified and trained salespeople, and through such other promotional means as are reasonable and customary in the pharmaceutical industry in each Territory Country for products which are similar to Licensed Products.

            1.45 "Quarterly Shortfall" is defined in Section 3.7(b).

            1.46 "Registration Application" shall mean a registration dossier filed with the appropriate regulatory authorities of a country or with an agency representing a group of countries to obtain Registration Approval and Reimbursement Approval for a Licensed Product in such country or group of countries.

            1.47 "Registration Approval" shall mean governmental approval for marketing and sale of a Licensed Product in a country prior to the commencement of sales of Licensed Product in such country.

            1.48 "Reimbursement Approval" shall mean approval by the governmental health care cost reimbursement agency or agencies in a country, including any required pricing approval, required in order for patients in such country to receive reimbursement for purchases of a Licensed Product.

            1.49 "Requesting Party" is defined in Section 4.7.

            1.50 "Revenue" or its abbreviation "REV" shall mean the arithmetic average of Net Sales for a given Licensed Product during a given calendar quarter.

            1.51 "Reviewed Party" is defined in Section 4.7.

            1.52 "Short-Term Forecast" is defined in Section 3.5(a).

            1.53 "Startup Date" is defined in Section 3.3.

            1.54 "Supplemental Development Plan" shall mean the supplemental development plan to be prepared and revised, as necessary, by Synthelabo in accordance with Section 4.2, which will include on an annual basis a detailed set of milestones, timeframes and operating plans with respect to the Supplemental Development Studies.

            1.55 "Supplemental Development Studies" shall mean preclinical studies and Clinical Trials to be undertaken by Synthelabo in order to fulfill the requirements for Registration Approval and Reimbursement Approval in any Territory Country which have not fully been satisfied by the Core Development Studies.

            1.56 "Synthelabo Formulation" shall mean any formulation for PPI-149 or for any other LHRH Antagonist Compound licensed to Synthelabo hereunder, which formulation is discovered, conceived or developed solely by or on behalf of Synthelabo, its employees or agents.

            1.57 "Territory" shall mean the geographic areas which, as of the Effective Date, are denominated as set forth in Appendix V, including their respective territories and possessions, irrespective of any changes in government or name after the Effective Date.

            1.58 "Territory Countries" shall mean the countries which make up the Territory as defined hereinabove and in Appendix V, both individually and collectively.

            1.59 "Third Party" shall mean any person or entity other than PRAECIS, Synthelabo and their respective Affiliates.

            1.60 "Transfer Price" is defined in Section 9.4.

ARTICLE 2 - GRANT OF EXCLUSIVE LICENSE TO SYNTHELABO

            2.1 Exclusive License and Sublicense For Licensed Products. Subject to the other terms and conditions herein, PRAECIS hereby grants Synthelabo and its Affiliates (i) an exclusive license under the Intellectual Property Rights and an exclusive sublicense under the PPI Licensed Rights to develop Licensed Products, to use Licensed Products, to import Licensed Products from PRAECIS, to offer to sell Licensed Products to Third Parties, to Advertise and Promote Licensed Products, and to distribute and sell Licensed Products to Third Parties, with each such licensed and sublicensed right being limited to the Field and to the Territory and (ii) an exclusive sublicense under the PPI Licensed Rights and with respect to any LHRH Antagonist

Compound not included in the PPI Licensed Rights as to which PRAECIS has all the rights necessary to make the grant set forth in this clause (ii), to develop Synthelabo Formulations. The right to manufacture Licensed Products or have Licensed Products manufactured and the right to import Licensed Products from other than PRAECIS are included in this grant in accordance with and only to the extent permitted by Article 3. Notwithstanding the foregoing or any other provision of this Agreement, (i) in no event shall the scope of the grant of a sublicense with respect to the PPI Licensed Rights as set forth herein be deemed to exceed the scope of the grant of rights to PRAECIS pursuant to the IUF License Agreement and (ii) the grant of a sublicense with respect to the PPI Licensed Rights as set forth herein shall be subject to any reservations or restrictions with respect to PPI Licensed Rights contained in the IUF License Agreement.

            2.2 PRAECIS Covenant to Honor Synthelabo's Exclusive Rights. PRAECIS and its Affiliates shall honor the exclusive license rights of Synthelabo hereunder and shall neither take, nor permit to be taken, any action which is inconsistent with such exclusive rights, including, by way of example and not limitation, by (i) offering to sell or selling Licensed Products inside the Territory, (ii) knowingly offering to sell or knowingly selling Licensed Products to Third Parties who intend to transport or use same inside the Territory, (iii) knowingly offering to sell or knowingly selling any Licensed Products to Third Parties who intend to sell same in the Territory or (iv) maintaining any branch or distribution depot for the purpose of selling Licensed Products in the Territory; however, subject to the foregoing restrictions on PRAECIS, nothing herein shall obligate PRAECIS to impose any restriction upon the use or resale of any Licensed Product by a purchaser (except for a licensee of PRAECIS outside the Territory) thereof from PRAECIS, and the use or resale of any Licensed Product in the Territory by such a purchaser (except for a licensee of PRAECIS outside the Territory) shall not constitute a breach of any provision of this Agreement by PRAECIS. Neither PRAECIS nor Synthelabo shall be under any obligation to procure the termination of such use or resale, but either may, at their discretion, seek to do so.

            2.3 Acknowledgement of PRAECIS' Retained Rights. Synthelabo and its Affiliates hereby agree and acknowledge that PRAECIS and its Affiliates may develop Licensed Products and Improvements, distribute, offer for sale, Advertise, Promote, and sell the Licensed Products, and otherwise develop and exploit the market for Licensed Products outside of the Territory, either on their own behalf or through marketing partnerships, strategic alliances, or other relationships with Third Parties, as PRAECIS may determine in its sole discretion, and without any obligation to Synthelabo therefor. In addition, Synthelabo and its Affiliates hereby agree that PRAECIS and its Affiliates, either on their own behalf or through marketing partnerships, strategic alliances, or other relationships with Third Parties, shall have the right within the Territory to (i) develop the Licensed

Products and Improvements, conduct Clinical Trials and engage in academic research and publication (so long as in accordance with the confidentiality and publication provisions herein) and (ii) with the prior approval of Synthelabo which will not be unreasonably withheld or delayed, hold, sponsor and participate in conferences and symposia related to the Licensed Products or LHRH Antagonist Compounds generally. Synthelabo and its Affiliates shall honor the exclusive rights of PRAECIS outside of the Territory and shall neither take, nor permit to be taken, any action which is inconsistent with such exclusive rights, including, by way of example and not limitation, by (i) offering to sell or selling Licensed Products outside the Territory, (ii) knowingly offering to sell or knowingly selling Licensed Products to Third Parties who intend to transport or use same outside the Territory, (iii) knowingly offering to sell or knowingly selling any Licensed Products to Third Parties who intend to sell same outside of the Territory or (iv) maintaining any branch or distribution depot for the purpose of selling Licensed Products outside the Territory; however, subject to the foregoing restrictions on Synthelabo, nothing herein shall obligate Synthelabo to impose any restriction upon the use or resale of any Licensed Product by a purchaser thereof (except for a licensee of Synthelabo inside the Territory) from Synthelabo or its Affiliates, and the use or resale of any Licensed Product outside of the Territory by such a purchaser (except for a licensee of Synthelabo inside the Territory) shall not constitute a breach of any provision of this Agreement by Synthelabo. Neither PRAECIS nor Synthelabo shall be under any obligation to procure the termination of such use or resale, but either may, at their discretion, seek to do so.

            2.4 Sublicenses. Pursuant to sublicense or similar agreements, Synthelabo and its Affiliates may, with the written consent of PRAECIS which shall not be unreasonably withheld or delayed, extend the grant of Section 2.1, along with its other rights hereunder, to one or more Third Parties; provided such agreement is consistent with the terms hereof and the IUF License Agreement and contains all of the terms required by the IUF License Agreement to be included in any sublicense granted by PRAECIS. By granting any such sublicense, Synthelabo shall be deemed to have consented to the amendment of this Agreement to render the license and sublicense provided for herein co-exclusive as between Synthelabo and its Affiliates on the one hand, and their respective sublicensee(s) on the other, but not as between any such parties, on the one hand, and any other Third Party on the other. Synthelabo will deliver to PRAECIS a true and correct copy of each agreement entered into by Synthelabo and a Third Party pursuant to this Section 2.4 and shall promptly advise PRAECIS in writing of any modification (and shall supply a copy of the same) or termination of each such agreement. If IUF should object that the IUF License Agreement does not entitle PRAECIS to grant any such sublicense, Synthelabo may request PRAECIS to grant such sublicense directly to such Third Party.

Any such agreement shall automatically terminate upon termination (but not expiration) of this Agreement, unless such termination is pursuant to Section
17.2 due to an event described therein with respect to PRAECIS or such termination is by Synthelabo for breach pursuant to Section 17.3 and the special provisions of Section 17.4 are applicable.

            2.5 Agreement Regarding Sales in Section B Territory Countries. It is the intention of the parties that Synthelabo, either alone or acting through its Affiliates or its or their permitted assigns or permitted sublicensees, will itself take full responsibility for the marketing and distribution activities contemplated herein. As such, Synthelabo hereby agrees that it and its Affiliates shall not, in those Territory Countries listed in Section A of Appendix V ("Section A Territory Countries"), knowingly sell or otherwise transfer Licensed Products to a Third Party which has substantially assumed or will substantially assume the marketing responsibilities of Synthelabo hereunder with respect to Licensed Products purchased by such Third Party, provided that the foregoing shall not prohibit Synthelabo and its Affiliates from entering into co-marketing arrangements with Third Parties on customary terms, it being understood and agreed that any such arrangement shall not affect Synthelabo's responsibility for the performance of its obligations hereunder and Synthelabo's indemnification obligations hereunder shall apply to the acts or omissions of any such co-marketing partner as if such acts or omissions were those of Synthelabo. However, the parties agree that in certain of the Territory Countries listed in Section B of Appendix V (the "Section B Territory Countries"), direct marketing by Synthelabo or its Affiliates or by a co-marketing partner thereof may not be possible, practicable or feasible. Therefore, in the Section B Territory Countries, Synthelabo may have its marketing activities in such countries performed by other Third Parties to the extent such performance of such activities is customarily performed by such Third Parties in such countries, and Synthelabo may sell Licensed Products through any distribution channels in each such country as are considered normal and customary for such country; provided that Synthelabo shall remain responsible for the performance of its obligations hereunder and Synthelabo's indemnification obligations hereunder shall apply to the acts or omissions of any such Third Party as if such acts or omissions were those of Synthelabo. If more than 20% of cumulative Net Sales in the Territory during any calendar year is from sales of Licensed Products in the Section B Territory Countries, then PRAECIS and Synthelabo shall promptly negotiate in good faith a special Transfer Price for Licensed Products sold in the Section B Territory Countries, with a view to preserving for both PRAECIS and Synthelabo the economic benefits intended to be provided hereunder. If agreement with respect to such a special Transfer Price cannot be reached within 30 days after the commencement of such negotiations, the parties hereby agree that the dispute resolution procedures set forth in Sections 6.5 and 18.1 may be invoked by either party and the resolution achieved through such procedures shall be binding on the parties.

            2.6 Use of Improvements by IUF and IU. Synthelabo hereby grants to PRAECIS, for further grant to IUF and IU, a royalty-free, nonexclusive license, to use for research and educational purposes only, and without the right to sublicense, any and all Improvements made by or on behalf of Synthelabo or any Affiliate thereof.

ARTICLE 3 - MANUFACTURING

            3.1 PRAECIS' Supply Commitment. PRAECIS shall provide Synthelabo with all of its requirements for the Licensed Products, upon the terms and subject to the conditions and limitations specified herein. PRAECIS shall be entitled to subcontract the manufacture of all or part of such requirements to one or more Third Party manufacturers, but any such subcontract shall not diminish or alter PRAECIS' obligations hereunder. All manufacture of Licensed Products shall be in accordance with current Good Manufacturing Practices (cGMP) applicable to the pharmaceutical industry.

            3.2 Preliminary Three-Year Forecasts. As promptly as practicable after the Effective Date, but in any event at least eighteen (18) months prior to the date which Synthelabo reasonably expects will be the date of First Commercial Sale of a Licensed Product in the Territory, Synthelabo shall prepare and deliver to PRAECIS a preliminary, good-faith, non-binding forecast of its total estimated requirements for Licensed Products during the first three years following the projected date of First Commercial Sale of Licensed Products in the Territory. Such non-binding three-year forecast shall be updated by Synthelabo from time to time during the Development Phase to reflect changes in Synthelabo's projected requirements for the first three years following the anticipated date of such First Commercial Sale, provided that such updates shall be prepared by Synthelabo no less frequently than annually during the Development Phase.

            3.3 Long-Term Forecasts. Not less than six months prior to the actual date of First Commercial Sale of Licensed Products in the Territory (the "Startup Date"), Synthelabo shall provide PRAECIS with a non-binding forecast (a "Long-Term Forecast") of its total good-faith estimate of its requirements for Licensed Products during the first three annual periods following the Startup Date, with such projected requirements to be broken down on a quarter-by-quarter basis for each such annual period. Not later than the first December 1 following the Startup Date and, thereafter, on each anniversary of such date, Synthelabo shall provide PRAECIS with a revised Long-Term Forecast covering the three calendar years following the year in which such revised Long-Term Forecast is provided, with such projected requirements to be broken down on a quarter-by-quarter basis for each such calendar year.

            3.4 Long-Term Forecasts Nonbinding. It is acknowledged and agreed that the Long-Term Forecasts are intended solely to assist the parties in their long-range planning and shall not be binding on the parties in any respect, and neither party shall have any liability to the other with respect to any Long-Term Forecast.

            3.5  Short-Term Forecasts.

            (a) Periods Covered By and Delivery Dates for Short-Term Forecasts. Synthelabo shall also provide PRAECIS with short-term forecasts of its good-faith estimate of its requirements for Licensed Products on a rolling five calendar quarter basis (i.e., covering five successive calendar quarters from January-March, April-June, July-September and October-December, as applicable) (each a "Short-Term Forecast"). The initial Short-Term Forecast shall be delivered to PRAECIS simultaneously with the initial Long-Term Forecast to be delivered six months prior to the Startup Date pursuant to the first sentence of
Section 3.3 above, and shall cover the calendar quarter in which the Startup Date occurs and the next four succeeding calendar quarters. Each subsequent Short-Term Forecast shall be delivered to PRAECIS not later than the first day of each succeeding calendar quarter.

            (b) Binding Estimates. Each Short-Term Forecast shall be provided at least six months in advance of the commencement of the five-quarter period covered by such Short-Term Forecast. The forecast for the first calendar quarter covered by each Short-

Term Forecast shall be treated as a binding forecast with respect to such quarter (each a "Binding Estimate"), subject to the remaining provisions of this
Article 3. Each Short-Term Forecast shall revise and update the projections set forth in the applicable Long-Term Forecast.

            (c) Synthelabo's Purchase Commitment Based on Binding Estimates. Subject to the provisions of Section 3.7 below, Synthelabo's delivery to PRAECIS of each Short-Term Forecast shall constitute Synthelabo's binding commitment to purchase during the first calendar quarter covered thereby at least 80% of the Binding Estimate contained in such Short-Term Forecast.

            3.6 Purchase Orders. Synthelabo shall submit written purchase orders for Licensed Products to PRAECIS at least ninety days prior to the requested delivery date. Subject only to the volume limitations set forth in Section 3.7, each purchase order shall be accepted and confirmed by PRAECIS within ten days of its receipt. The parties agree that no term or provision contained in any Synthelabo purchase order, or in any PRAECIS sales confirmation form, shall modify or supersede any of the terms or provisions of this Agreement, and that this Agreement shall dominate any such purchase order or sales confirmation form in all respects, unless otherwise agreed in a separate written instrument executed by duly authorized representatives of both Synthelabo and PRAECIS. Toward this end, the parties agree that all purchase orders and confirmations shall state on their face:

"ALL TERMS AND CONDITIONS OF THE AGREEMENT OF MAY 13, 1997 SHALL APPLY TO THIS TRANSACTION."

            3.7 PRAECIS' Supply Obligations and Rights.

            (a) Maximum and Minimum Quantities. Notwithstanding anything to the contrary herein, unless otherwise agreed in writing by PRAECIS, in no event shall PRAECIS be obligated to deliver quantities of Licensed Products during any calendar quarter which exceed in the aggregate 120% of the Binding Estimate previously provided by Synthelabo with respect to such calendar quarter. Subject to the immediately preceding sentence, PRAECIS shall be obligated to supply Licensed Products in an amount not less than 90% of the amount of Licensed Products set forth in purchase orders submitted by Synthelabo pursuant to and in accordance with the terms of Section 3.6.

            (b) Quarterly Shortfalls. If the aggregate quantity of Licensed Products actually ordered by Synthelabo for delivery during any calendar quarter is less than 80% of the Binding Estimate for such calendar quarter (a "Quarterly Shortfall"), then at the election of Synthelabo set forth in a notice which Synthelabo shall give to PRAECIS within 15 days after the end of such calendar quarter (i) PRAECIS shall have the right, exercisable within 45 days after the end of such calendar quarter, to deliver to Synthelabo a quantity of Licensed Products equal to such Quarterly Shortfall, and Synthelabo shall make timely payment for such additional goods in accordance with Article 9, in the same manner as if Synthelabo had ordered such goods or

(ii) Synthelabo shall pay for such goods without requiring delivery thereof. The purchase price payable by Synthelabo for the goods comprising any Quarterly Shortfall shall be the average Transfer Price paid by Synthelabo to PRAECIS for all deliveries made during the calendar quarter in which such Quarterly Shortfall occurs, or if no such deliveries were made during such calendar quarter, shall be equal to the average Transfer Price for the most recent calendar quarter in which orders were placed and deliveries were made hereunder.

            3.8  [INTENTIONALLY OMITTED]

            3.9 Manufacturing Rights of Synthelabo Upon PRAECIS Material Breach. If PRAECIS shall fail to materially comply with its supply obligations hereunder, then PRAECIS shall provide Synthelabo with manufacturing protocols and other manufacturing know-how and information, all of which shall be Confidential Information hereunder, in order that Synthelabo may prepare to make or have made such Licensed Products. If any other such material non-compliance occurs within eight calendar quarters of the first such material noncompliance, then PRAECIS shall grant to Synthelabo a sole, non-exclusive license under the Intellectual Property Rights and PPI Licensed Rights to make and have made such Licensed Products in such quantities as Synthelabo may thereafter require which exceed the quantity which PRAECIS is able to supply in accordance with the terms hereof (hereinafter, the "Plateau Amount"). In the event that Synthelabo has such Licensed Products made by a Third Party, the agreement with such

Third Party shall contain the same confidentiality provisions as this Agreement, and a copy of such agreement shall promptly be provided to PRAECIS. No such agreement shall have a term of more than one year, unless PRAECIS otherwise agrees. Synthelabo shall continue to obtain from PRAECIS the Plateau Amount. If Synthelabo makes or has made Licensed Products pursuant to this Section 3.9, then Synthelabo shall, or shall have the Third Party manufacturer, apply for and obtain a supplementary manufacturing approval with the appropriate regulatory agencies, such that the PRAECIS manufacturing regulatory approval status remains active with the appropriate regulatory agency, and the cost and expenses thereof shall be included in Synthelabo's "Cost of Goods" for purposes of Section 3.10.

            3.10 Payment for Licensed Products Manufacture By Synthelabo; Synthelabo Duty to Mitigate. Synthelabo shall pay to PRAECIS the Transfer Price for all Licensed Products made or had made by Synthelabo within forty-five (45) days following the sale of same to Third Parties, less Synthelabo's Cost of Goods; and Synthelabo shall timely pay to PRAECIS the Adjustment Amounts due and payable for same, in accordance with Article 9. Subject to Section 3.14, if Synthelabo's Cost of Goods for Licensed Products made or had made by Synthelabo in accordance with Section 3.9 shall be greater than the Transfer Price, then PRAECIS shall credit the difference to the account of Synthelabo, which credit shall be reduced by any Adjustment Amounts due and payable for same, of which PRAECIS shall be timely notified. Any remaining credits to Synthelabo will be applied to future payments due hereunder until such credits are used in full. For purposes of this Section 3.10, Synthelabo's "Cost of Goods" shall include the items set forth in Section 1.12 as well as Synthelabo's reasonable costs of cover and other reasonable expenses incident to any material breach by PRAECIS of its supply obligations hereunder, including, without limitation, the cost of making Licensed Products itself or having such products made by a Third Party and the costs and expenses referred to in the last sentence of Section 3.9. At any time during which Synthelabo is making or having made Licensed Products pursuant to Section 3.9, (i) Synthelabo shall be required to minimize its Cost of Goods to the extent commercially reasonable, and (ii) if PRAECIS can arrange to have a reputable Third Party manufacturer provide Licensed Products to Synthelabo that are of the same quality and in the same quantity as are being made or had made by Synthelabo, but at a cost that is less than Synthelabo's (or its Affiliate's) Cost of Goods by ten percent (10%) or more, and if such Third Party manufacturer is willing to enter into a supply contract for same with a term of at least one (1) year, on supply terms at least as favorable as those of this Agreement, then PRAECIS may contract for such manufacture with such Third Party manufacturer and Synthelabo shall, as soon thereafter as is commercially practicable (without requiring it to breach its supply agreement with any Third Party unless PRAECIS obtains a release of Synthelabo from such agreement), discontinue making or having made such Licensed Products, and shall instead order and obtain same from PRAECIS and PRAECIS shall have such Licensed Products made by such Third Party manufacturer for delivery to Synthelabo upon instruction by PRAECIS. In such instance, all other terms and conditions hereof shall apply, as if PRAECIS were manufacturing such Licensed Products itself; and PRAECIS shall continue to be responsible for performance of its supply obligations hereunder notwithstanding the manufacture of Licensed Products by such Third Party manufacturer. Consistent with the foregoing and with Synthelabo's obligation to minimize its Cost of Goods to the extent commercially reasonable, Synthelabo will not itself construct a manufacturing facility to manufacture Licensed Products unless it demonstrates with commercially reasonable evidence that (i) PRAECIS will permanently be unable to comply in all material respects with its supply obligations hereunder or (ii) no commercially feasible alternative source of supply is available or will be available in the reasonably foreseeable future. The provisions of Section 3.9 and this Section 3.10 set forth the sole remedy of Synthelabo for any breach by PRAECIS of its supply obligations hereunder unless Synthelabo has validly terminated this Agreement in accordance with Section 17.3, in which event, as contemplated by the first sentence of Section 17.4, Synthelabo shall have available all remedies with respect to any liability or obligation that matured prior to the effective date of termination.

            3.11 Suspension of Manufacture By Synthelabo; Termination of Manufacturing License. Should PRAECIS provide Synthelabo with commercially reasonable evidence that it is ready, willing and able, directly or through subcontractors, to resume material compliance with its supply obligations hereunder, Synthelabo shall suspend its manufacture of Licensed Products or having the Licensed Products manufactured, provided that in no event shall Synthelabo be required to (i) suspend such manufacture until it has continued for at least nine (9) months from its inception or (ii) prematurely terminate any Third Party manufacturing agreement the terms of which are in compliance with Section 3.9. If PRAECIS shall thereafter materially comply with its supply obligations hereunder for four (4) consecutive calendar quarters, then the Synthelabo license to make or have Licensed Products made which was granted in accordance with Section 3.9 shall thereupon terminate, subject to being re-granted if the conditions precedent stated in Section 3.9 are again met.

            3.12 Agreement Regarding Third Party Manufacturers. Without limitation of Sections 3.10 and 3.11, PRAECIS acknowledges its obligation to undertake commercially reasonable measures to keep the average Cost of Goods at an amount such that, on average, the share of Net Sales retained by Synthelabo (prior to making the royalty payments pursuant to Section 9.8)

              CONFIDENTIAL INFORMATION OMITTED AND FILED SEPARATELY
                  WITH THE SECURITIES AND EXCHANGE COMMISSION.
                      ASTERISKS (*) DENOTE SUCH OMISSIONS.

pursuant to Article 9 is at least *** percent (***%). If (i) PRAECIS is making or having made Licensed Products hereunder, (ii) the Transfer Price for a given Licensed Product exceeds *** percent (***%) of REV for any two consecutive calendar quarters and (iii) Synthelabo presents PRAECIS with commercially reasonable evidence that a one (1) year supply agreement can be concluded with a reputable Third Party manufacturer whereby such Third Party manufacturer will agree to make such Licensed Product in the same quality, quantity and on delivery terms at least as favorable as those of PRAECIS, but at a Cost of Goods that is at least *** percent (***%) less than PRAECIS's average Cost of Goods for such two quarters, then PRAECIS shall either (A) match that Cost of Goods for all quantities of such Licensed Product ordered by Synthelabo for one (1) year, irrespective of whether it must suffer a loss in order to do so, or (B) enter into such one (1) year supply contract with such Third Party manufacturer and provide the Licensed Products manufactured by such Third Party manufacturer to Synthelabo in accordance with the remaining provisions of this Agreement. Any such Third Party manufacturer shall be subject to approval by PRAECIS, which shall not be unreasonably withheld; and PRAECIS shall provide a manufacturing license under the Intellectual Property Rights and the PPI Licensed Rights as may be required for such Third Party

              CONFIDENTIAL INFORMATION OMITTED AND FILED SEPARATELY
                  WITH THE SECURITIES AND EXCHANGE COMMISSION.
                      ASTERISKS (*) DENOTE SUCH OMISSIONS.

manufacturer to make such Licensed Product. In the event that a Third Party manufacturer shall assume manufacturing responsibilities in accordance with this Section, PRAECIS shall, as soon as reasonably commercially practicable, discontinue making or having made Licensed Products hereunder. Synthelabo shall pay PRAECIS for all Licensed Products obtained from such Third Party manufacturer in accordance with Article 9. Should PRAECIS, prior to renewal or extension of any one-year contract between PRAECIS and such Third Party manufacturer, notify Synthelabo (and provide it with commercially reasonable evidence) that it is ready, willing and able to make or have made such Licensed Products and deliver such Licensed Products to Synthelabo at a Transfer Price which is less than ***% of then-current Net Sales, then PRAECIS may allow the above-described Third Party manufacturer contract to expire, terminate the license of Intellectual Property Rights and PPI Licensed Rights granted in accordance with this Section 3.12, and resume manufacturing of Licensed Products itself in accordance with the terms hereof or make supply arrangements with another Third Party manufacturer of its own choosing, but without prejudice to Synthelabo's right to invoke the provisions of this Section 3.12 at a later date if the conditions described in the second sentence of this Section again become applicable.

            3.13 Direct Billing. Synthelabo shall obtain PRAECIS's agreement before issuing orders for direct billing, showing payment due to Synthelabo, and shipping of Licensed Products from PRAECIS to a Third Party. If PRAECIS agrees and accepts such orders, Synthelabo shall include such sales in all reports required hereunder and shall make payment to PRAECIS therefor as if such products had been shipped to Synthelabo and then shipped by Synthelabo to such Third Party as provided herein, less any remittances therefor received by PRAECIS from such Third Party.

            3.14 Force Majeure. Each party shall take all actions that are commercially reasonable in order to assure that it can perform its obligations hereunder. Notwithstanding the foregoing, however, a party shall not be liable for loss or damage resulting from any cause beyond its reasonable control, including, but not limited to, acts of God, acts or omissions of the other party, acts of civil or military authorities, fires, strikes, facilities shutdowns or alterations, embargoes, war, riot, epidemic, delays in transportation, or inability to obtain necessary labor, manufacturing facilities or materials from usual sources, and any delays resulting from any such cause shall extend the time for performance correspondingly. Should any such force majeure result in a shortfall or delay and the consequent grant to Synthelabo of a manufacturing license pursuant to Section 3.9 hereinabove, then Sections 3.10 and 3.11 shall also apply, except that PRAECIS shall not be required to make any credits to the account of Synthelabo and any excess of Synthelabo's Cost of Goods over the Transfer Price shall be borne by Synthelabo. In no event shall either party be liable for consequential or special damages arising out of force majeure.

            3.15 Form and Terms of License Product Shipments. Licensed Products manufactured and delivered hereunder shall meet the specifications set forth in the Registration Approval for such Licensed Product and shall be adequately labelled to fulfill all customs, legal, regulatory and patent requirements required for delivery as provided hereunder. If Licensed Products are delivered in bulk, they will subsequently be packaged and labelled by Synthelabo in compliance with all local market and regulatory requirements for the respective Territory Countries, and shall clearly identify PRAECIS as the manufacturer/developer of the formulation and Rel-Ease(TM) (if the Rel-Ease(R) system is utilized), together with appropriate trademarks. Licensed Products shall be delivered to Synthelabo CIP (as such term is defined by the Incoterms) Paris, France. Each shipment shall be accompanied by a certificate of analysis, and a batch report containing information reasonably required by Synthelabo, with respect to the batch or batches of Licensed Product contained therein. Synthelabo shall inspect all shipments for obvious defects within thirty (30) days of receipt thereof. Claims for shortages, breakage, damage or non-obvious defects must be made by Synthelabo to PRAECIS within thirty (30) days of when such shortage, breakage, damage or non-obvious defect is or reasonably should have been discovered. Without limitation of any other provision of this Agreement and subject thereto, (i) the parties agree to the additional supply provisions set forth in Appendix VI and (ii) PRAECIS and Synthelabo agree that prior to commencement of the manufacture of Licensed Products for commercial sale they will execute and deliver a Quality Charter that shall reflect the general spirit of the example form of Quality Charter set forth as Appendix VII hereto and which shall be adapted in a manner intended to be consistent with this Agreement and which is reasonable under the circumstances in light of the specific facts pertaining to the particular Licensed Product, the particular situation of the parties and other relevant considerations, it being understood and agreed (with respect to both clauses (i) and (ii)) that in the event of any conflict or inconsistency between such additional supply provisions or such executed Quality Charter and any other provision(s) of this Agreement, such other provision(s) of this Agreement shall control.

            3.16 Supply of Licensed Product For Certain Supplemental Development Plan Clinical Studies. PRAECIS shall supply Synthelabo with all Licensed Products required for Synthelabo to conduct the Supplemental Development Studies pursuant to the Supplemental Development Plan. Such supply of Licensed Products shall be (i) at a price equal to PRAECIS' COGS if Synthelabo is not entitled, pursuant to Section 4.5, to receive reimbursement from PRAECIS for a portion of its Development Costs incurred in connection with such Supplemental

Development Studies and (ii) otherwise charged to Synthelabo as a Development Cost pursuant to Sections 1.13 and 4.5.

ARTICLE 4 - DEVELOPMENT AND APPROVAL OF LICENSED PRODUCTS

            4.1 Diligence. During the Development Phase, Synthelabo and PRAECIS shall diligently seek to develop the Licensed Products for (i) the Application of prostate cancer and (ii) the Applications of endometriosis or uterine fibroids as the Joint Steering Committee shall determine and (iii) any other Application approved for development by the Joint Steering Committee and the Development Subcommittee as provided in Section 4.3 in accordance with the Core Development Plan, and the Supplemental Development Plan, in each case subject to the further provisions of this Article 4. The Development Program shall be directly supervised by the Development Subcommittee to be established pursuant to Article 6 hereof, working with designated individuals at PRAECIS and Synthelabo and subject to the oversight and direction of the Joint Steering Committee. The Development Subcommittee will have oversight responsibilities with respect to pre-clinical testing and Clinical Trials for Licensed Products and will coordinate the preparation of regulatory filings for Licensed Products in accordance with the Core Development Plan and the Supplemental Development Plan, provided that Synthelabo shall have responsibility for filing and obtaining Registration Approval and Reimbursement Approval for the Licensed Products for each Application to be developed by the parties as contemplated by the first sentence of this Section 4.1 in all of the Territory Countries in which such Licensed Product will be commercialized pursuant to the terms hereof. PRAECIS shall cooperate with Synthelabo in connection with such filing(s) and any amendments or supplements thereto.

            4.2 Development Program and Plans. The Development Program shall be conducted in accordance with the Core Development Plan and Supplemental Development Plan, as defined in this Section 4.2, which shall describe the work to be supervised by the Development Subcommittee with respect to the development of the Licensed Products, each of which shall include annual budgets. These plans shall include detailed milestones, timeframes, operating plans and objectives, including with respect to pre-clinical studies, toxicology and Clinical Trials and obtaining Registration Approvals and Reimbursement Approvals, and shall be updated annually. Without limitation of the foregoing, these plans shall also set forth in detail the studies to be performed by each party for purposes of obtaining Registration Approvals and Reimbursement Approvals. The initial Core Development Plan shall be prepared by PRAECIS and Synthelabo as promptly as practicable after the Effective Date (and shall provide that initially the parties will seek to develop and commercialize as soon as practicable Licensed Products (i) for the Application of prostate cancer, and (ii) the Applications of endometriosis or uterine fibroids as the Joint Steering Committee shall determine) and the initial Supplemental Development Plan shall be prepared by Synthelabo as promptly as practicable after the Effective Date, and each shall be subject to approval by the Development Subcommittee and the Joint Steering Committee. Thereafter, these plans will be updated by these same parties, respectively, and submitted to the Development Subcommittee and the Joint Steering Committee no later than thirty (30) days prior to the beginning of each calendar year. The Joint Steering Committee shall, with guidance from the Development Subcommittee, approve such plans within thirty (30) days of the commencement of each calendar year, or alternatively, shall return same to their source for revision and resubmission.

            4.3 Additional Applications. If the development and marketing of a given Licensed Product for a given Application other than (i) prostate cancer or
(ii) endometriosis or uterine fibroids is proposed by PRAECIS to the Development Subcommittee (on the cost-sharing basis set forth in Section 4.5) but not approved, then PRAECIS may, but shall not be required to, carry out Development Phase activities with respect to such Licensed Product for such Application, at its own expense. If the Joint Steering Committee determines that Phase II or Phase III Clinical Trials funded by PRAECIS demonstrate safety and efficacy of such Licensed Product for such Application and that such Application is commercially viable, and Synthelabo determines that the commercialization of such Application should be pursued in the Territory, then Synthelabo shall promptly reimburse PRAECIS for

              CONFIDENTIAL INFORMATION OMITTED AND FILED SEPARATELY
                  WITH THE SECURITIES AND EXCHANGE COMMISSION.
                      ASTERISKS (*) DENOTE SUCH OMISSIONS.

*** (***%) of all Development Costs theretofore incurred by PRAECIS with respect to such Licensed Product for such Application and shall share on an equal basis all future Development Costs required for FDA Registration Approval of such Licensed Product for such Application, Section 4.5 notwithstanding. Within sixty
(60) days after such determination, the Development Subcommittee shall add the continued development and marketing of such Licensed Product for such Application to the Core Development Plan and/or the Supplemental Development Plan by amendment, which amendment shall be approved by the Joint Steering Committee within thirty (30) days thereafter; and Synthelabo and PRAECIS, as applicable, shall promptly and diligently pursue such continued development and marketing, in accordance with Article 4 and Article 5 hereof.

            4.4 Regulatory Meetings. PRAECIS or Synthelabo, as the case may be, will provide the other party with reasonable prior notice of all meetings between its representatives and regulatory authorities regarding any Registration Approval of the Licensed Products in any jurisdiction. The recipient of such notice shall have the right to have a representative present at all important meetings. Each of PRAECIS and Synthelabo will furnish, at the other's request, a representative to attend regulatory meetings of the other regarding Registration Approval of the Licensed Products.

            4.5 Development Costs. Except as provided in Section 4.3, PRAECIS shall pay seventy-five percent (75%), and Synthelabo shall pay twenty-five percent (25%), of all Development Costs incurred in carrying out the Core Development Plan. The foregoing cost sharing provisions shall also apply if PRAECIS enters into an agreement with a Third Party under which such Third Party shall undertake PRAECIS' development activities pursuant to the Core Development Plan, unless PRAECIS and Synthelabo shall agree otherwise. Synthelabo shall pay all Development Costs which are incurred in carrying out the Supplemental Development Plan, provided that PRAECIS shall reimburse Synthelabo for seventy-five percent (75%) of such Development

Costs to the extent the results of the Development Phase activities in respect of which such Development Costs were incurred are used to seek or obtain Registration Approvals or Reimbursement Approvals in the United States. If (i) PRAECIS or its licensee or sublicensee wishes to use both outside of the Territory and outside of the United States the results of the Supplemental Development Studies obtained by Synthelabo in carrying out the Supplemental Development Plan and (ii) PRAECIS is not required hereunder to reimburse Synthelabo 75% of the Development Costs incurred in connection with such Supplemental Development Studies, then PRAECIS and Synthelabo shall meet to negotiate in good faith an equitable sharing of such Development Costs. Anything herein to the contrary notwithstanding, (i) each of Synthelabo and PRAECIS shall have full and complete access to and use of the safety data of the other regarding each Licensed Product, and each may use the safety data of the other for Advertising and Promotion, in each case without any cost or reimbursement therefor and (ii) regulatory submission, registration fees and maintenance fees in the Territory shall be paid by Synthelabo, and registration fees and maintenance fees outside the Territory shall be paid by PRAECIS. If a party is claiming reimbursement pursuant to this Section 4.5, then within forty-five (45) days after the end of a calendar quarter during which the Development Costs for which reimbursement is being claimed were incurred, a party will submit to the other a statement (each a "Development Cost Statement") itemizing in reasonable detail such Development Costs and setting forth the total amount, if any, of such Development Costs to be reimbursed by the other party pursuant to this
Section 4.5. Such reimbursement amounts shall be paid within twenty (20) days after receipt of a Development Cost Statement, except to the extent such Development Cost Statement is being disputed in good faith. Except as otherwise provided herein, each party shall assume full responsibility for its own Development Costs.

            4.6 Registration and Reimbursement Approvals. All Registration Approvals and Reimbursement Approvals within the Territory shall be applied for, obtained and maintained in the name of Synthelabo; provided that Synthelabo hereby agrees to promptly take any and all action necessary to transfer or assign such Registration Approvals and Reimbursement Approvals to PRAECIS or its designee upon the termination of this Agreement pursuant to Section 17.2 upon the occurrence of an event described therein with respect to Synthelabo or pursuant to Section 17.3 as a result of Synthelabo's breach. Without limitation of the immediately preceding sentence, upon termination of this Agreement in its entirety by Synthelabo pursuant to Section 17.7, Synthelabo shall provide PRAECIS with such documentation, authorization, or permission as may be available to Synthelabo to enable PRAECIS to obtain access to, and to officially make reference to, the Synthelabo Registration Approval and Reimbursement Approval files, data, correspondence and records throughout the entire period of their existence. All Registration Approvals and Reimbursement Approvals outside the Territory shall be applied for and obtained by PRAECIS in its own name and/or in the name of its one or more marketing partners, and PRAECIS shall provide Synthelabo with such documentation, authorization, or permission as may be available to PRAECIS to enable Synthelabo to obtain access to, and to officially make reference to, such Registration Approval and Reimbursement Approval files, data, correspondence and records throughout the entire period of their existence.

            4.7 Development Costs Records. Each party shall keep complete and accurate records of its Development Costs, which records each party shall retain for five (5) years after the end of the calendar year in which such expenses were incurred. The records shall conform to generally accepted accounting principles consistently applied in the country where such Development Costs were incurred. Each party shall have the right at its own expense during each year of a Development Phase and during the subsequent five (5) year period to appoint an independent public accountant reasonably acceptable to the other party to inspect said records or to have its own representatives inspect such records. Upon reasonable notice from the other party (the "Requesting Party"), a party (the "Reviewed Party") shall make its records available during regular business hours for inspection by the requesting party's representatives and the independent public accountant at the place or places where the Reviewed Party customarily keeps such records, to the extent reasonably necessary to verify the accuracy of the expenditures. The right of inspection shall not be exercised by a party more than once in any calendar year. A Requesting Party shall hold in strict confidence all information concerning such expenditures and all confidential information learned in the course of any audit or inspection, except to the extent necessary for the Requesting Party to enforce any rights it may have pursuant to this Agreement or if disclosure is required by law. Absent fraud or manifest material error, the failure of either party to request verification of any expenditures during the period the other party is required to retain the records for any calendar year shall be considered acceptance of the accuracy of the reports concerning such expenditures.

            4.8 Technical Information. To the best knowledge and belief of PRAECIS, as of the Effective Date PRAECIS has provided Synthelabo with all material information concerning the Licensed Products that PRAECIS believes in its reasonable business judgment would be relevant to Synthelabo's decision to enter into this Agreement. PRAECIS will provide Synthelabo with access to all confidential technical information in PRAECIS' possession from the Effective Date and during the term of this Agreement relating to the Licensed Products, including all documentation in the possession of PRAECIS based on work performed by PRAECIS with the Licensed Products. Upon request, PRAECIS shall provide copies of such materials to Synthelabo. In addition, as further provided in
Section 11.4, PRAECIS shall keep Synthelabo informed regarding progress in prosecution of the patent applications licensed hereunder, shall timely provide Synthelabo with copies of all applications, office actions, amendments, and other documents pertaining thereto, and shall provide Synthelabo with reasonable opportunities to discuss same with PRAECIS's patent counsel. Furthermore, PRAECIS and Synthelabo shall extend to one another the same information and access with regard to patent applications covering Improvements.

            4.9 Clinical Trials. Synthelabo shall from time to time notify PRAECIS of any Clinical Trial or technical activity which it intends to undertake with respect to any Licensed

Product; and PRAECIS shall communicate any reasonable technical or scientific concerns in relation thereto within fifteen (15) days of notification in which event the parties shall promptly discuss the same. In the event that PRAECIS has any such technical or scientific concerns which cannot be satisfied, then PRAECIS may notify Synthelabo to that effect and Synthelabo shall not undertake the Clinical Trial or other technical activity contemplated, provided that no such determination shall (i) be made unreasonably by PRAECIS or (ii) prevent Synthelabo from applying for, obtaining or maintaining a Registration Approval or Reimbursement Approval in the Territory. Synthelabo and PRAECIS will provide one another with a copy of each master dossier and all correspondence and submissions regarding each Registration Approval or Reimbursement Approval which they (or their respective sublicensees or co-marketing partners) seek, on or prior to the date of submitting the same; and shall also promptly provide one another with the results of all toxicology and pharmacology studies and Clinical Trials conducted by or under their supervision with respect to the Licensed Products. Synthelabo will specify the data and processes required from PRAECIS in order to obtain Registration Approval and Reimbursement Approval in the Territory Countries at least eighteen (18) months in advance of such data and processes being needed. All relevant documents in support of each such Registration Approval and Reimbursement Approval will be archived

              CONFIDENTIAL INFORMATION OMITTED AND FILED SEPARATELY
                  WITH THE SECURITIES AND EXCHANGE COMMISSION.
                      ASTERISKS (*) DENOTE SUCH OMISSIONS.

by each party in compliance with applicable regulatory and legal requirements.

            4.10 Material Adverse Development; Material Adverse Patent Development; Competition. If (i) the results of Clinical Trials of a Licensed Product with respect to an Application in a Territory Country constitute a Material Adverse Development, or (ii) a Material Adverse Patent Development shall occur, or (iii) a competitor makes a product containing the same LHRH Antagonist Compound as a Licensed Product in a functionally equivalent delivery system and has Registration Approval to sell such product for the same Application, and the number of units of such product sold by such competitor in a Territory Country over any calendar year equals more than *** percent (***%) of the number of units of Licensed Product, if any, sold in such Territory Country for such Application by Synthelabo or its Affiliates over such calendar year, then, in the case of clauses (i) and (iii) Synthelabo shall be entitled to terminate this Agreement with respect to such Licensed Product for such Application in such Territory Country only, and, in the case of clause (ii), Synthelabo shall be entitled to terminate this Agreement in its entirety only, subject, however, in the case of each of clauses (i), (ii) or (iii), to compliance with Section 17.7. If the parties reasonably and in good faith disagree as to whether an event described in clause (i), (ii) or (iii) above has occurred, such matter may be resolved by the dispute resolution procedures described in Section 6.5 and
Article 18.

            4.11 Synthelabo Formulation. In the event that (i) four years have elapsed from the Effective Date, (ii) safety and efficacy in humans of a depot or other formulation owned by or licensed to PRAECIS for PPI-149 or any other LHRH Antagonist Compound licensed by PRAECIS to Synthelabo hereunder for at least one of the Applications then included in the Core Development Plan has not been demonstrated in Phase II Clinical Trials and (iii) Synthelabo has, pursuant to license rights granted hereunder, developed a Synthelabo Formulation for at least one of the Applications then included in the Core Development Plan, which formulation has demonstrated safety and efficacy in humans in Phase II clinical trials, then, without prejudice to Synthelabo's rights under Section 17.7, Synthelabo shall have the right to propose that such Synthelabo Formulation be used in connection with PPI-149 or any other LHRH Antagonist Compound licensed hereunder for such Application. In such event, the parties shall negotiate in good faith appropriate adjustments to the terms and conditions of this Agreement to permit the incorporation of such Synthelabo Formulation as aforesaid. Such good faith negotiations shall give due regard to the costs incurred by the parties in the development of their respective formulations and the relative benefits, if any, derived therefrom.

            4.12 Reporting on Adverse Reaction. Each party shall promptly inform the other about any suspected serious and/or unexpected adverse drug reaction associated with the use of a Licensed Product. The parties shall, quarterly, exchange reports of suspected, deemed "non-serious" adverse drug reactions associated with the use of the Licensed Products.

ARTICLE 5 - MARKETING AND SALES OBLIGATIONS OF SYNTHELABO

            5.1 Diligence Generally. Throughout the term of this Agreement, promptly after Registration Approval of a Licensed Product for a particular Application has been obtained in or with respect to a Territory Country, Synthelabo shall use diligent efforts to Advertise, Promote and sell such Licensed Product for such Application throughout such Territory Country, provided such commercialization is reasonably economically viable.

            5.2 Advertising. Subject to Section 5.1, Synthelabo shall at its own expense develop, procure, and supervise distribution of appropriate and effective Advertising for each of the Licensed Products throughout the Territory where permitted by applicable law, and assess and revise same as needed; and shall actively Promote and, where permitted, actively Advertise same in a manner that is commercially reasonable and is reasonably designed to be effective in each Territory Country.

ARTICLE 6 - GOVERNANCE

            6.1 Joint Steering Committee. Within thirty (30) days after the Effective Date, Synthelabo and PRAECIS shall notify one another of the names, addresses, and telephone numbers of three

(3) senior representatives that they have appointed to a committee which shall be charged with coordinating and overseeing the collaboration in the manner and to the extent provided hereunder (the "Joint Steering Committee") including, without limitation, approval of the Core Development Plan and Supplemental Development Plan, and the attempted resolution of any disputes which arise in connection with the collaboration hereunder. The Joint Steering Committee shall be chaired by one of the three appointees of PRAECIS, which Chairperson shall initially be designated in the above-required notice from PRAECIS to Synthelabo. Synthelabo and PRAECIS shall be permitted at their own discretion at any time to remove and/or replace those members of the Joint Steering Committee which they have appointed.

            6.2 Operations of the Parties Under the Collaboration. It is intended that the strategy for the clinical development, Regulatory Approval and Reimbursement Approval of Licensed Products in the Territory shall be jointly conceived, and that the parties shall communicate regularly. Decisions of the Joint Steering Committee shall be binding on the parties; provided however, that the operations of the parties in connection with the collaboration hereunder shall be conducted by the operating management and employees of PRAECIS and Synthelabo, respectively, as their obligations and responsibilities under this Agreement require.

            6.3 Timing of Regular Meetings; Agendas. The Joint Steering Committee shall hold quarterly or more frequent regular meetings on mutually agreeable dates, with the location of the meetings to alternate between PRAECIS and Synthelabo facilities. For any such meeting, the Chairman of the Joint Steering Committee shall prepare an agenda which shall be provided to the other members at least five business days prior to the meeting.

            6.4 Special Meetings. Any member of the Joint Steering Committee may call a special meeting of the Joint Steering Committee upon notice duly given in person or by telephone to each other member (which notice shall include an agenda for the meeting) at least forty-eight (48) hours in advance of the meeting (unless such member waives receipt of notice either before or after the meeting or by attending the meeting without protestation); provided that such special meeting (and any other meeting) may take place by means of a telephone or video conference.

            6.5 Decisions and Disputes. The objective of the Joint Steering Committee and of any Subcommittee (as defined in Section 6.6) shall be to seek to reach agreement on all matters by consensus. Each of PRAECIS and Synthelabo shall have one (1) vote on the Joint Steering Committee and on any Subcommittee. Concurring votes of both parties shall be required for any decision by the Joint Steering Committee or any Subcommittee. A quorum of the Joint Steering Committee or any Subcommittee, respectively, shall consist of the representatives from each party with authority to cast the vote of the party on issues before the Joint Steering Committee or any Subcommittee, respectively, and each party shall use reasonable efforts to assure that its representatives so authorized are present at all meetings. If the Joint Steering Committee is unable to reach a decision on any matter, including any matter referred to the Joint Steering Committee by any Subcommittee pursuant to Section 6.6 (a "Disputed Matter"), PRAECIS and Synthelabo shall engage in good faith discussions in an effort to resolve the Disputed Matter in a mutually satisfactory manner. If the Disputed Matter is not resolved within thirty (30) days of the date such matter was initially considered by the Joint Steering Committee, the Chairperson of the Joint Steering Committee shall notify the respective Chief Executive Officers of PRAECIS and Synthelabo, in writing, of the nature and basis of the Disputed Matter (the "Dispute Notice") within five (5) days after the end of such thirty
(30) day period. The Chief Executive Officers of PRAECIS and Synthelabo shall use their best efforts to resolve the Disputed Matter. If the Disputed Matter is not resolved by the Chief Executive Officers within thirty (30) days after the date of the Dispute Notice, either Party may request, in writing, that the matter be resolved by binding arbitration in accordance with the provisions of
Article 18 of this Agreement.

            6.6 Development Subcommittee. The Joint Steering Committee shall be authorized to establish subcommittees consisting of an equal number of representatives from each of

PRAECIS and Synthelabo (each, a "Subcommittee"). At the first meeting of the Joint Steering Committee, it shall establish a Development Subcommittee comprised of at least three (3) Synthelabo representatives and three (3) PRAECIS representatives, which shall be charged with overseeing and coordinating the preparation and implementation of the Core Development Plan and Supplemental Development Plan by PRAECIS and Synthelabo, respectively, and strategies generally with respect to the clinical development of, and obtaining Registration Approvals and Reimbursement Approvals for, Licensed Products (the "Development Subcommittee"). If any Subcommittee (including without limitation the Development Subcommittee) is unable to reach a decision on any matter, such matter shall be referred to the Joint Steering Committee for resolution as contemplated by Section 6.5.

            6.7 Cooperation. Each party agrees to make its employees and non-employee consultants reasonably available at their respective places of employment to consult with the other party on issues arising during the Development Phase and thereafter and in connection with any request from any regulatory agency, including regulatory, scientific, technical and clinical testing issues, or otherwise, throughout the term of this Agreement.

            6.8 Visitation. Representatives of PRAECIS and Synthelabo may, with the other party's prior approval, which approval shall not be unreasonably withheld, visit the sites of any Clinical Trials or other experiments being conducted by such other party in connection with the Development Phase and, subject to any necessary approvals of the relevant Third Party, which either PRAECIS or Synthelabo shall obtain for the other, manufacturing sites used for making or having made any Licensed Products. Each party hereto shall have the right to audit the quality control records of the other or any Third Party manufacturers regarding Licensed Products, and shall sign customary "quality charters" as required by the other party. If requested by the other party, PRAECIS and Synthelabo shall cause appropriate individuals to be available for meetings at the location of the facilities where such individuals are employed at times reasonably convenient to the party responding to such request.

            6.9 Committee and Certain Other Costs. Each of Synthelabo and PRAECIS shall bear their own costs and expenses arising from the appointment, operation, and maintenance of the Joint Steering Committee, the Development Subcommittee and any other subcommittee established by the Joint Steering Committee or arising from any other visitation, consultation or inspection provided for in this Article 6.

ARTICLE 7 - CONFIDENTIALITY

            7.1 General. Synthelabo and PRAECIS hereby agree to, and to use their best efforts to cause their respective officers, directors, employees and agents to, maintain one another's Confidential Information in strict secrecy, through at a minimum the use of the same security measures as each uses to protect its own confidential records and information of the same nature, but in no case less than a reasonable degree of care for such information. Synthelabo and PRAECIS each hereby agree that they shall cause each of their respective officers, directors, employees, Affiliates and agents who receive Confidential Information to maintain such Confidential Information in secrecy. Synthelabo and PRAECIS further agree that each of their respective directors, employees, officers, and agents who receive Confidential Information have been and will be so bound in writing upon their employment. Synthelabo and PRAECIS also agree that Confidential Information will be provided only to directors, officers, employees and agents who will utilize such information in their work as permitted under this Agreement, and that all directors, officers, employees and agents receiving such Confidential Information will be informed of the obligations of confidentiality hereunder. Synthelabo and PRAECIS agree that they will not, and will use their best efforts to cause their respective Affiliates, directors, officers, employees and agents not to, communicate Confidential Information of the other party to directors, officers, employees or agents of any Third Party unless (i) such Third Party has a need to know in order for the disclosing party or for such Third Party to meet its obligations hereunder or those undertaken by either party in conformity with this Agreement (e.g., clinical research organizations, Affiliates and sublicensees); (ii) such persons are bound by confidentiality obligations no less stringent than those of this Article 7, and (iii) such persons are first made aware of the confidential nature of the information being provided.

            7.2 Certain Exceptions. Notwithstanding Section 7.1, Synthelabo and PRAECIS acknowledge that there may be key trade secrets, Licensed Product formulas, patient identification information, and other extremely confidential information which is entitled to special treatment; and neither party shall be required to disclose such Confidential Information to the other unless the other party agrees to undertake special security precautions and agrees not to further distribute same without specific written permission from the disclosing party, which shall not be unreasonably withheld. Notwithstanding anything contained herein to the contrary, the disclosure restrictions set forth in this Article 7 shall not preclude disclosure of Confidential Information by either party hereto (or any of their respective Affiliates, officers, directors, employees or agents) (i) with the prior written consent of the other party hereto, (ii) to the extent necessary to comply with law or the valid order of a court or other governmental or regulatory body of competent jurisdiction, in which event the party making such disclosure shall so notify the other party hereto as promptly as practicable (and, if possible, prior to making such disclosure) and shall seek confidential treatment of such Confidential Information, (iii) to any not-for-profit, governmental or quasi-governmental organization which may require such disclosure, in which event the party making such disclosure shall take all available measures to have such organization maintain such Confidential Information in confidence, provided the party making such disclosure shall notify the other party hereto as promptly as practicable (and, if possible, prior to making such disclosure), in order to allow the other party to consider and to undertake the filing of patent applications or other protective measures, (iv) to the extent required to file this Agreement or file and prosecute a patent with respect thereto and (v) to the extent required to commercialize a Licensed Product. This Article shall remain in effect during the term of the Agreement and shall survive for a period of ten (10) years following termination or expiration of this Agreement, notwithstanding any provision to the contrary in this Agreement.

            7.3 Publications. The following restrictions shall apply with respect to the disclosure in scientific journals, publications or scientific presentations by any party relating to any scientific work performed as part of the collaboration hereunder:

            (a) a party (the "Publishing Party") shall provide the other party with an advance copy of any proposed publication containing Confidential Information prior to submission for publication, and such other party shall have a reasonable opportunity to recommend any changes it reasonably believes are necessary to preserve the Confidential Information belonging in whole or in part to PRAECIS or Synthelabo, and the incorporation of such recommended changes shall not be unreasonably refused;

            (b) if such other party informs the Publishing Party, within thirty
(30) days of receipt of an advance copy of a proposed publication, that such publication in its reasonable judgment could be expected to have a material adverse effect on the commercial value of any Confidential Information belonging in whole or in part to PRAECIS or Synthelabo, the Publishing Party shall delay or prevent such publication as proposed. In the case of inventions, the delay shall be sufficiently long to permit the timely preparation and filing of a patent application(s) or application(s) with respect to such invention(s); and

            (c) the parties shall use their best efforts to gain the right to review proposed publications relating to the collaboration hereunder by consultants or contractors of a party, and shall use their best efforts to protect any Confidential Information of either party that may be contained in any such publication.

ARTICLE 8 - TRADEMARKS

            8.1 Exclusive License for Rel-Ease(TM) Trademark. Subject to the review and approval of each of Synthelabo's uses of same, as set forth in
Section 8.2, PRAECIS hereby grants to Synthelabo an exclusive royalty-free license to use the Rel-Ease(TM) trademark in the Field throughout the Territory, such license to cover the existing and all future forms of such trademark and all associated logos, but shall be limited to use only on Licensed Products that conform to the specifications for such Licensed Products on which Registration Approval of such Licensed Products was based. Such license shall be perpetual fully paid up and royalty free, except that it may be revoked by PRAECIS for breach of Sections 8.2 or 8.3 or upon the termination of this Agreement in any Territory Country pursuant to Section 17.3 by reason of breach by Synthelabo, and shall survive any other termination or expiration of this Agreement. PRAECIS agrees that it will promptly file for registration of the Rel-Ease(TM) trademark in each Territory Country designated by Synthelabo where such registration is possible and affords potential protection for such trademark in such Territory Country, and will take all such actions as are necessary or appropriate and commercially reasonable to secure such registration and, thereafter, to maintain such registration for the benefit of Synthelabo. PRAECIS shall further take all such actions as are necessary or appropriate and commercially reasonable to protect the Rel-Ease(TM) trademark against impairment or infringement in such Territory Countries.

            8.2 PRAECIS Approval Right. Prior to the first use of the Rel-Ease(TM) trademark on any materials in any form, Synthelabo shall first provide PRAECIS with at least one sample of same in each such form; or if not yet made, shall provide an artist's rendering of same. If PRAECIS does not reasonably object to same within ten (10) business days of receipt, PRAECIS shall be deemed to have approved such use. Synthelabo may thereafter use the

Rel-Ease(TM) trademark in the manner and form so approved, provided that such use is on materials which have substantially the same content and are of substantially the same quality as the samples that were the basis for approval.

            8.3 Trademark Designations. Synthelabo hereby agrees that each use of the Rel-Ease(TM) trademark shall be accompanied by the designation "(R)" or "(TM)", as is appropriate depending upon whether such mark has been registered in the Territory Country of use; or by such other designation as may be appropriate under the trademark laws of the Territory Country of use.

            8.4 Labelling, etc. Synthelabo shall be responsible for labelling Licensed Products and repackaging Licensed Products in such form as is suitable and in compliance with all applicable laws for resale in each Territory Country. To the extent permitted by law, Licensed Products shall be represented in all labelling and other documentation as jointly developed by PRAECIS and Synthelabo, and all packaging shall, among other things, clearly bear the following language: "Licensed from PRAECIS PHARMACEUTICALS INCORPORATED", or its translation in the language of the country of commercialization, and shall clearly bear the Rel-Ease(TM) trademark (if the Rel-Ease(TM) system is utilized).

            8.5 Indemnification By PRAECIS. PRAECIS hereby agrees to indemnify and hold Synthelabo harmless against any liability, damages, loss or expense (including reasonable attorneys fees and expenses of litigation) arising out of the proper use by Synthelabo in accordance with the provisions of this Article 8 of the Rel-Ease(TM) trademark and the name PRAECIS PHARMACEUTICALS INCORPORATED.

            8.6 Licensed Products Names and Trademarks. Prior to First Commercial Sale of a Licensed Product in each Territory Country, the parties shall consult and agree on an appropriate name and trademark for such Licensed Product to be used in such Territory Country (any such name and trademark so agreed upon being referred to as a "Licensed Product Territory Trademark"). PRAECIS shall not unreasonably withhold its agreement to the Licensed Product Territory Trademark selected by Synthelabo. The parties agree that, subject to the further provisions of this Article 8, Synthelabo shall be the owner in the Territory of each Licensed Product Territory Trademark, together with all associated logos and related goodwill, and may sublicense same to its Affiliates and Third Parties to whom it sublicenses its other rights hereunder. Synthelabo
(i) acknowledges and agrees that (A) PRAECIS shall be the owner of each Licensed Product Territory Trademark outside the Territory and (B) neither Synthelabo nor any Affiliate thereof will, directly or indirectly, so long as this Agreement is in force and thereafter if this Agreement is terminated pursuant to Section 17.2 by reason of the occurrence of one or more of the events described therein with respect to Synthelabo or pursuant to Section 17.3 due to breach by Synthelabo,
(1) challenge or in any way oppose such ownership rights of PRAECIS or (2) file for the registration outside the Territory of any Licensed Product Territory Trademark,

(ii) agrees that it will promptly file for the registration in each Territory Country of each Licensed Product Territory Trademark to be used by Synthelabo in such Territory Country, provided such registration is possible and affords potential protection for such Licensed Product Territory Trademark in such Territory Country, and will take all such other actions as are necessary or appropriate and commercially reasonable to protect such Licensed Product Territory Trademark against impairment or infringement anywhere in the Territory where such Licensed Product Territory Trademark is so used and (iii) acknowledges and agrees that (A) automatically upon termination of this Agreement pursuant to Section 17.2 by reason of the occurrence of one or more of the events described therein with respect to Synthelabo or pursuant to Section
17.3 due to breach by Synthelabo, and without any further action by PRAECIS or Synthelabo, ownership in the Territory of each Licensed Product Territory Trademark, together with its good will, shall be deemed assigned to, and vested solely in, PRAECIS, and Synthelabo shall have no further right or interest therein, (B) following any such termination for breach, Synthelabo shall promptly, at PRAECIS' request, and without further consideration, execute and deliver and file or cause to be filed in all jurisdictions in the Territory where such a filing is necessary or appropriate to protect the rights of PRAECIS as assignee appropriate instruments of assignment reflecting and confirming the foregoing assignment(s) and (C) PRAECIS shall be, and hereby is, constituted Synthelabo's true and lawful attorney-in-fact with full power and authority to execute and deliver in the name and on behalf of Synthelabo the instrument(s) referred to in clause (iii)(B) above, which shall be binding upon Synthelabo with the same effect as if executed and delivered by it. If clause (iii) immediately above applies, the value of the Licensed Product Territory Trademark and associated goodwill assigned to PRAECIS shall be available as an offset against any damages for the breach by Synthelabo referred to in such clause (iii). Without limitation of and subject to the foregoing terms and conditions of this Section
8.6 and Synthelabo's compliance therewith, during the term of this Agreement and thereafter (i) Synthelabo shall retain all ownership rights in the Territory in and to each Licensed Product Territory Trademark (and no compensation or indemnity shall be payable in respect of such ownership rights) and (ii) neither PRAECIS nor any of its Affiliates shall, directly or indirectly, challenge or in any way oppose the ownership rights of Synthelabo in any Licensed Product Territory Trademark in any of the Territory Countries.

            8.7 PRAECIS Registration of Licensed Product Territory Trademark Outside the Territory. If PRAECIS intends to use a Licensed Product Territory Trademark in one or more countries outside the Territory, it will promptly file for the registration in each such country of each Licensed Product Territory Trademark to be so used in such country, provided such registration is possible and affords potential protection for such Licensed Product Territory Trademark in such country, and will take all

              CONFIDENTIAL INFORMATION OMITTED AND FILED SEPARATELY
                  WITH THE SECURITIES AND EXCHANGE COMMISSION.
                      ASTERISKS (*) DENOTE SUCH OMISSIONS.

such other actions as are necessary or appropriate and commercially reasonable to protect such Licensed Product Territory Trademark against impairment or infringement in each such country where such Licensed Product Territory Trademark is so used.

ARTICLE 9 - PAYMENTS

            9.1 Signing and Milestone Payments. Synthelabo shall make the following payments to PRAECIS (without withholding deductions of any kind other than required withholding taxes as to which Synthelabo shall secure and send to PRAECIS proof of any such taxes withheld and paid by Synthelabo), all of which shall be non-refundable:

                  (i) Upon signature of this Agreement, (A) *** dollars ($***) in partial consideration of the sublicense granted hereunder with respect to the PPI Licensed Rights, (B) *** dollars ($***) in partial consideration of the license granted hereunder with respect to the Intellectual Property Rights, and (C) *** dollars ($***) in consideration of the license granted hereunder with respect to the Rel-Ease(TM) trademark; and

              CONFIDENTIAL INFORMATION OMITTED AND FILED SEPARATELY
                  WITH THE SECURITIES AND EXCHANGE COMMISSION.
                      ASTERISKS (*) DENOTE SUCH OMISSIONS.

                  (ii) Within thirty (30) days after the date of each occurrence shown below, the occurrence of which shall be demonstrated by providing reasonable documentary evidence of same, the amounts shown opposite such occurrence below, *** of each of such amounts being in consideration of the sublicense granted hereunder with respect to the PPI Licensed Rights and *** of each of such amounts being in consideration of the license granted hereunder with respect to the Intellectual Property Rights. Should one or more occurrence set forth below occur substantially (but not exactly) as described, and Synthelabo proceeds in commercialization despite such inexact occurrence without a written waiver by PRAECIS, such occurrence shall be deemed to have occurred for the purposes of this
      Section 9.1:

Occurrence                                                    Payment
----------                                                    -------
***                                                           $***
***                                                           $***
***                                                           $***
***                                                           $***
***                                                           $***
***                                                           $***
***                                                           $***
***                                                           $***
TOTAL                                                         $***


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

              CONFIDENTIAL INFORMATION OMITTED AND FILED SEPARATELY
                  WITH THE SECURITIES AND EXCHANGE COMMISSION.
                      ASTERISKS (*) DENOTE SUCH OMISSIONS.

            Notwithstanding the foregoing, Synthelabo shall be required to make any of the payments otherwise payable with respect to any of the second through the eighth occurrences set forth above only if (i) forty-five (45) days have elapsed after Synthelabo's receipt of the European search report and the first official letter from the European Patent Office referred to in Section 11.4 and
(ii) on or before the end of such forty-five (45) day period Synthelabo has not validly elected to terminate this Agreement pursuant to Section 17.7 due to a Material Adverse Patent Development by delivering to PRAECIS on or before the end of such forty-five (45) day period a Section 17.7 Notice setting forth a
Section 17.7 Termination Date which is not later than thirty (30) days after the end of such forty-five (45) day period.

            Only one payment in the amount set forth opposite each occurrence set forth above shall be payable in respect of such occurrence, and the maximum aggregate amount payable by Synthelabo in respect of all such occurrences (excluding amounts paid pursuant to subparagraph (i) above) shall be *** dollars ($***) regardless of the number of Licensed Products or Applications developed hereunder.

              CONFIDENTIAL INFORMATION OMITTED AND FILED SEPARATELY
                  WITH THE SECURITIES AND EXCHANGE COMMISSION.
                      ASTERISKS (*) DENOTE SUCH OMISSIONS.

            9.2 Benchmark Transfer Price. As of the Effective Date, Synthelabo and PRAECIS hereby agree to a Benchmark Transfer Price for the first Licensed Product of *** United States dollars ($U.S.***) per unit (the "Benchmark Transfer Price"), which Benchmark Transfer Price shall not change for the first two (2) quarters after the date of First Commercial Sale of such Licensed Product. At the end of the second calendar quarter of sales of such Licensed Product, the first Adjustment Amount is to be paid or credited in accordance with Section 9.6 with respect to the preceding quarter; and the report showing the Adjustment Amount due or creditable shall state the Transfer Price for each Licensed Product during such first calendar quarter of sales, as determined in accordance with Section 9.4. Thereafter, the Benchmark Transfer Price for a given calendar quarter of sales of such Licensed Product shall be equal to the actual Transfer Price for Licensed Products which were shipped by PRAECIS to Synthelabo two calendar quarters earlier. At least thirty (30) days prior to the First Commercial Sale in the Territory of any other Licensed Product, Synthelabo and PRAECIS shall meet to determine an initial Benchmark Transfer Price for such Licensed Product; and such Benchmark Transfer Price shall apply for the first two quarters of sales, and shall thereafter be adjusted in accordance with this paragraph.

              CONFIDENTIAL INFORMATION OMITTED AND FILED SEPARATELY
                  WITH THE SECURITIES AND EXCHANGE COMMISSION.
                      ASTERISKS (*) DENOTE SUCH OMISSIONS.

            9.3 Determination of Selling Price of Licensed Products. Synthelabo shall determine the price at which it shall sell the Licensed Products it obtains from PRAECIS. The Benchmark Transfer Prices of this Agreement are solely for the purposes of determining the initial amount that Synthelabo shall pay to PRAECIS for Licensed Products, and shall not be considered by Synthelabo, PRAECIS or any Third Party to dictate prices at which Synthelabo should offer to sell or sell Licensed Products to Third Parties.

            9.4 Transfer Price. The Transfer Price is hereby defined as:

   ***Approximately 22 lines omitted***

      .33 multiplied by REV for cumulative Net Sales for all Licensed Products in a given calendar year that exceed $***;

Notwithstanding the foregoing, (i) in no instance shall the Transfer Price be less than COGS + .06 times REV, except to the extent otherwise expressly provided in Section 3.10 and (ii) the Transfer Price with respect to Licensed Products sold in Latin America shall in all cases be .33 for such Net Sales.

            9.5 Payment of Benchmark Transfer Price. When received by PRAECIS, and as a condition to approval by PRAECIS, each Synthelabo purchase order shall show on its face a stated transfer amount equal to the Benchmark Transfer Price times the number of units ordered; and such stated amount shall be followed by the phrase, "plus or minus Adjustment Amounts", which refers to the adjustment payments or credits to be made pursuant to Section 9.6. Within forty five (45) days of the issuance by PRAECIS to Synthelabo of an invoice for Licensed Products pursuant to a Synthelabo purchase order (the date of such invoice to be no earlier than the date of delivery), Synthelabo shall pay PRAECIS the amount stated on the invoice. Any other provision of this Agreement notwithstanding, under no circumstances shall PRAECIS be required to ship Licensed Products to Synthelabo pursuant to a given Synthelabo purchase order if a payment due and payable under this Section 9.5 with regard to a prior Synthelabo purchase order has not been paid to PRAECIS, unless and to the extent that such payment is being disputed in good faith by Synthelabo.

            9.6 Adjustments; Reports. Within seventy (70) days after the end of each calendar quarter of Licensed Product sales, Synthelabo shall submit to PRAECIS a sales, adjustment and royalty report, which shall specify (i) the Transfer Price for Licensed Products ordered by Synthelabo during such calendar quarter, as determined pursuant to Section 9.4; (ii) the number of units of Licensed Products delivered by PRAECIS during such quarter; (iii) the cumulative Transfer Price owed to PRAECIS for such Licensed Products, calculated as the Transfer Price for such quarter times the number of units delivered during such quarter;

(iv) the Benchmark Transfer Price applicable to such quarter; (v) the cumulative payments already made to PRAECIS for such quarter, calculated as the Benchmark Transfer Price for such quarter times the number of units delivered during such quarter; (vi) the "Adjustment Amount", which is defined as the cumulative Transfer Price owed to PRAECIS (as described in (iii) above) less the cumulative payments already made to PRAECIS (as described in (v) above), (vii) the total Net Sales, and Net Sales on a country-by-country basis, during such calendar quarter and (viii) the total amount of royalties, and the amount of royalties on a country-by-country basis, payable to PRAECIS pursuant to Section 9.8. If the Adjustment Amount is a positive number, Synthelabo shall make payment to PRAECIS of same along with such report. If the Adjustment Amount is negative, then Synthelabo shall so report; and PRAECIS shall credit such amount to the account of Synthelabo, which credit shall be applied against future amounts due from Synthelabo to PRAECIS.

            9.7 Miscellaneous Sales Costs. PRAECIS shall be responsible for shipping and handling costs arising from the return and replacement of defective goods. Synthelabo shall itself directly pay all license fees, sales, use, service use, occupation, service occupation, personal property, and excise taxes and any other fees, assessments or taxes which may be assessed or levied by any foreign, national, state or local government and any departments or subdivisions thereof, against any of the Licensed Products ordered by Synthelabo and under

             CONFIDENTIAL INFORMATION OMITTED AND FILED SEPARATELY
                 WITH THE SECURITIES AND EXCHANGE COMMISSION.

                     ASTERISKS (*) DENOTE SUCH OMISSIONS.

Synthelabo's direct or indirect control. Each party shall be directly responsible for the payment of all other taxes properly levied or assessed against it with respect to its obligations hereunder.

            9.8 Royalties.

                  (a) Royalty Rate; Payments to IUF. Synthelabo shall pay to PRAECIS a running royalty equal to either (i) ***, or (ii) ***. PRAECIS shall remit to IUF all royalty payments made by Synthelabo hereunder at the times required under the IUF License Agreement.

                  (b) Accrual of Royalties. Royalties pursuant to this Section
      9.8 shall accrue when Licensed Products are sold or otherwise transferred by Synthelabo or an Affiliate thereof to a Third Party, and Licensed Products shall be considered sold when each invoice of Synthelabo or an Affiliate thereof is issued to the Third Party. Synthelabo shall make payments to PRAECIS in accordance with the requirements of subsection 9.8(d) below.

                  (c) Royalty Reduction. In the event that IUF and PRAECIS agree to a lower royalty rate pursuant to Section 14.01 of the IUF License Agreement, or otherwise, the royalty rate payable by Synthelabo to PRAECIS hereunder shall be adjusted downward to match such lower royalty rate.

                  (d) Semi-Annual Royalty Payments. Payments of royalties from Synthelabo to PRAECIS pursuant to this Section 9.8 shall be made by Synthelabo to PRAECIS on a semi-annual basis, not later than sixty (60) days after the last day of June and the last day of December for as long as such obligations continue under this Agreement.

                  (e) Single Royalty Liability. Synthelabo and its Affiliates shall be liable for only one royalty hereunder with respect to the sale of Licensed Products.

                  (f) Deduction for Taxes. Any tax required to be withheld by Synthelabo or its Affiliates on any royalty payments payable to PRAECIS hereunder shall be deducted from the total amount of the payment otherwise due. Synthelabo shall secure and send to PRAECIS proof of any such taxes withheld and paid by Synthelabo or its Affiliates.

            9.9 Samples. PRAECIS hereby agrees that it shall upon written request provide Synthelabo with "free samples" of Licensed Product in a quantity no greater than one tenth of one percent (0.1%) of the amount of Licensed Product that Synthelabo has ordered during the calendar quarter immediately prior to such request. Synthelabo shall pay PRAECIS only the Cost of Goods for such samples. PRAECIS shall mark such samples "not for sale;" and Synthelabo agrees that such samples will be used only as salesman's exhibits and as promotional free samples, and will not in any instance be sold.

            9.10 Currency. All payments hereunder shall be made by wire transfer of U.S. Dollars in immediately available funds to PRAECIS as follows:

      c/o   Chase Manhattan Bank, NY
            ABA #021-0000-21
            A/C Goldman, Sachs & Co.
            A/C #930-1-011483
            FFC A/C Name: PRAECIS PHARMACEUTICALS INCORPORATED
            Account #: 010-08933-2

In the event that any currency conversions are required in the calculating of or making of payments hereunder, such conversions shall be made using the conversion rates set forth in The Wall Street Journal on the day that such payments become due and payable to PRAECIS.

            9.11 PRAECIS Audit Rights. Synthelabo hereby agrees that Synthelabo shall, and shall cause its Affiliates to, keep and maintain full and accurate books of account and records showing for each calendar quarter, without limitation, the number of units of each Licensed Product sold for each Application in each Territory Country, and showing cumulative Net Sales for each Licensed Product sold for each Application in each Territory Country, as well as copies of invoices and other normal and customary sales records. All such books and records shall be maintained for at least four (4) years after the latest calendar quarter to which they pertain. Synthelabo further agrees that PRAECIS shall have the right to engage (at its own cost and expense, except as otherwise provided below in this Section 9.11) an independent accounting firm to examine Synthelabo's books and records pertaining to the sale of Licensed Products, and that

Synthelabo shall cause its Affiliates' to allow such firm to examine its Affiliates' books and records pertaining to the sale of Licensed Products, in order to confirm the accuracy and timeliness of reports and payments hereunder. Such examination shall be made at the location of Synthelabo or the relevant Affiliate, during normal business hours, and with reasonable advance notice. Prior to any such examination, Synthelabo may require the accounting firm to maintain all information of Synthelabo and its Affiliate confidential, through the execution of a confidentiality agreement having reasonable terms and conditions; however, such firm shall be permitted to disclose to PRAECIS sufficient information to allow PRAECIS to confirm the accuracy and timeliness of reports and payments hereunder, and to fully understand any discrepancy or underpayment. Such examination shall not be performed more than once per year for each of Synthelabo and each Affiliate, and the right to examine records for a given calendar quarter shall expire four (4) years following that quarter. If such an examination discloses an underpayment, Synthelabo shall immediately remit such amount to PRAECIS unless and to the extent that the amount in question is being disputed in good faith by Synthelabo; and any such unpaid amount shall be subject to interest as provided in Section 10.1. If such examination reveals an underpayment of seven and one-half percent (7.5%) or more for the period examined, Synthelabo shall also reimburse PRAECIS for the reasonable cost of the examination, in-cluding without limitation all reasonable travel costs, meals, and other reasonable costs incidental thereto.

ARTICLE 10 - REMEDIES FOR NON-PAYMENT

            10.1 Interest. Amounts due and payable hereunder but not paid by the date due hereunder will be subject to an interest charge from the date such payment was due until payment equal to the highest U.S. Prime Interest Rate per annum published in The Wall Street Journal on the first business day after the payment first became due, plus 3.0 percentage points.

            10.2 Other. Failure on the part of Synthelabo to timely pay for Licensed Products when such payment is due as provided herein shall give PRAECIS the right (without prejudice to any other remedies):

                  10.2.1 to enforce its security interest granted pursuant to Section 10.3; or

                  10.2.2 to give written notice to Synthelabo that Synthelabo shall not sell or part with possession of the Licensed Products until the transfer payments set forth in Article 9 shall have been paid in full, with which Synthelabo shall comply.

            10.3 Collateral. As collateral security for the due and punctual payment by Synthelabo of all amounts payable by it either under this Agreement or on account of any sale of one or more Licensed Products from PRAECIS to Synthelabo, Synthelabo hereby grants to PRAECIS a purchase money security interest in all Licensed Products hereafter acquired by Synthelabo from PRAECIS, together with the proceeds (including, without limita-tion, proceeds under insurance policies) therefrom, and in all right, title and interest of Synthelabo in and to all instruments and other documents, whenever arising, covering or relating to such Licensed Products and proceeds and all rights, remedies and claims of Synthelabo under or with respect to such documents, whether now existing or hereafter arising, in each case until the purchase price for such Licensed Products has been paid in full in accordance with the terms hereof; provided, however, that PRAECIS hereby releases such security interest effective upon such payment in full, and provided further, that the security arrangements hereunder shall in no way impair Synthelabo's right to sell any Licensed Products to any Third Party. PRAECIS shall have all the rights, powers, privileges and remedies with respect to such collateral as shall be permitted for a secured party under the Uniform Commercial Code of the State of New York as is in effect at such time. Synthelabo agrees that it will join with PRAECIS in executing, filing and refiling such documents as PRAECIS may reasonably deem necessary or appropriate to perfect, preserve and deliver such additional documents as PRAECIS may reasonably deem necessary or appropriate to carry into effect the purpose of this Section 10.3 or to better assure and confirm to PRAECIS its rights, powers and remedies under this Section
10.3. Synthelabo hereby authorizes PRAECIS, in its discretion, to file financing statements and similar documents relative to all or any part of the above-described collateral without the signature of Synthelabo wherever permitted by law.

            10.4 Insurance on Unsold Goods. Synthelabo at its own cost and expense shall keep all of the Licensed Products in which PRAECIS has an interest, and which are under Synthelabo's direct or indirect control, insured under a standard policy with coverage and in an amount which shall be sufficient to prevent PRAECIS from sustaining any financial loss caused by the loss, damage or destruction of such Licensed Products unless and until such Licensed Products undergo manufacturing transformation by Synthelabo or a Third Party manufacturer.

ARTICLE 11 - COOPERATION AND ASSISTANCE

            11.1 General. Subject to the other provisions of this Agreement, Synthelabo and PRAECIS shall each take such steps as are reasonably necessary to assist one another in securing their trademark rights, intellectual property rights and any other rights in connection with the Licensed Products, and to assist one another in taking any steps necessary to defend such rights. Except as otherwise provided in Article 19, any reasonable expenses incurred in this regard by an assisting party shall be refunded by the party receiving such assistance, provided that such party has agreed to such expenses in advance.

            11.2 Specific Cooperation of Synthelabo. Synthelabo shall cooperate with PRAECIS in the following ways with respect to Licensed Products:

                  11.2.1 Synthelabo shall inform PRAECIS of any suggested Improvements;

                  11.2.2 Synthelabo shall give representatives from PRAECIS reasonable opportunity to participate in sales meetings and exhibitions in order to enable PRAECIS to understand marketing problems and opportunities within the Territory, and to give adequate assistance when and where required; and

                  11.2.3 Synthelabo shall submit to PRAECIS from time to time and at the end of each December reports detailing all relevant information as to the prevailing market situation, the attitude of customers, and the activities of competitors, in each Territory Country.

            11.3 Specific Cooperation of PRAECIS. PRAECIS shall cooperate with Synthelabo in the following ways with respect to Licensed Products:

                  11.3.1 PRAECIS shall inform Synthelabo of any suggested Improvements;

                  11.3.2 PRAECIS shall give representatives from Synthelabo reasonable opportunity to participate in sales meetings and exhibitions in order to enable Synthelabo to understand marketing problems and opportunities outside of the Territory, and to give adequate assistance when and where required; and

                  11.3.3 PRAECIS shall submit to Synthelabo from time to time and at the end of each December reports detailing all relevant information as to the prevailing market situation, the attitude of customers, and the activities of competitors, in each country outside of the Territory.

            11.4 Patent Prosecution and Maintenance. The parties agree that they will coordinate with each other in all reasonable respects the worldwide prosecution of all patents and patent applications relating to this Agreement, subject to the provisions of this Section 11.4. PRAECIS shall, at its expense, diligently pursue the filing, prosecution and maintenance of all patents and patent applications included in the Intellectual Property Rights and the PPI Licensed Rights (except for Improvements owned exclusively by Synthelabo) in all Territory Countries where protection of intellectual property rights in general is available, Synthelabo reasonably requires such protection and such protection is available, and PRAECIS shall bear all costs associated therewith. PRAECIS shall furnish Synthelabo with copies of any patent application concerning the Intellectual Property Rights sufficiently in advance of the anticipated filing date therefor (but in no event less than 20 business days before filing) so as to give Synthelabo a reasonable opportunity to review and comment thereon. PRAECIS shall also furnish copies to Synthelabo of all communications to and from United States and foreign patent offices regarding patents or patent applications relating to this Agreement within a reasonable time prior to filing such communication or promptly following the receipt thereof. PRAECIS shall reasonably consider any comments Synthelabo may have related to such patent applications or communications. Each of Synthelabo and PRAECIS shall have the right, at its expense, to file, prosecute and maintain patents in all countries on Improvements owned solely by it. Each party shall have the reasonable right to review and comment on such filings by the other party and all patent office communications related thereto to the same extent as Synthelabo is permitted by this Section 11.4 with respect to filings made by PRAECIS. PRAECIS shall designate Synthelabo its European patent agent, and shall deliver any power of attorney required to give effect to such designation, in order that Synthelabo may, and Synthelabo agrees to, implement and diligently carry out an accelerated procedure to obtain a European search report and the first official letter from the European Patent Office with respect to the patentability of PPI-149 and the formulation, respectively, described in the European patent applications to be filed based on the respective Material Patent Applications (as defined in Section 1.36).

ARTICLE 12 - REPRESENTATIONS AND WARRANTIES

            12.1 Conformity to Specifications. PRAECIS warrants that each Licensed Product delivered to Synthelabo for sale to Third Parties shall conform to the specifications for such Licensed Product as shall be developed by PRAECIS and provided to Synthelabo from time to time, which shall be consistent with those upon which Registration Approval of such Licensed Product was based, and shall have a minimum remaining shelf life at delivery of at least 83% of the total shelf life of such Licensed Product. PRAECIS further warrants that (i) neither it nor any Third Party manufacturer engaged by it shall make any change to its Licensed Product manufacturing process or place of manufacture which would adversely affect Registration Approvals in the Territory, unless consent to such change is first obtained from Synthelabo and (ii) PRAECIS will make any change to the manufacturing process or place of manufacture required by regulatory authorities to maintain Registration Approval in a Territory Country. Synthelabo warrants that any Licensed Products manufactured by, or pursuant to agreements with, it or any of its Affiliates, pursuant to Article 3, for sale to Third Parties shall conform to the specifications for such Licensed Product as shall be developed by PRAECIS and provided to Synthelabo from time to time, which shall be consistent with those upon which Registration Approval of such Licensed Product was based. Synthelabo further warrants that neither it nor any of its Affiliates nor any Third Party manufacturer which it engages, shall make any change to any Licensed Product manufacturing process which it employs which would adversely affect Registration Approvals in the Territory, unless consent to such change is first obtained from PRAECIS.

            12.2 Representations as to Intellectual Property. PRAECIS represents and warrants that PRAECIS owns or possesses adequate licenses or other rights to use all patents, patent rights, inventions and know-how included in the Intellectual Property Rights and the PPI Licensed Rights being licensed to Synthelabo hereunder and to grant the licenses granted herein. To the best knowledge of PRAECIS, the manufacture, use or sale of


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the Licensed Products pursuant to this Agreement will not infringe or conflict with any Third Party right or patent and PRAECIS is not aware of any pending patent application that if issued would be infringed by the manufacture, use or sale of the Licensed Products pursuant to this Agreement. Appendix II hereto correctly identifies all patent applications included within the Intellectual Property Rights and the PPI Licensed Rights as of the date hereof. With respect to all such patent applications, except as disclosed in writing by PRAECIS to Synthelabo prior to the Effective Date, PRAECIS has no knowledge of any prior patent or publication, public use, offer for sale or actual sale that would invalidate the claims of such patent applications, and PRAECIS has no knowledge of any actions heretofore taken by a patent office that would render such patent unenforceable. As of the Effective Date, neither Synthelabo nor PRAECIS has knowledge that any infringement referred to above in this Section 12.2 has occurred, and neither party has been notified or is aware of any actual or potential claims of infringement.

            12.3 Authority; Binding Agreement; Other Matters. Each of Synthelabo and PRAECIS hereby represent and warrant to one another that:

                  12.3.1 They are duly incorporated and are validly existing corporations in good standing under the laws of their respective jurisdictions of incorporation.

                  12.3.2 Each has the corporate power and authority to execute, deliver and perform this Agreement.


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

                  12.3.3 This Agreement constitutes a valid and binding obligation of such party, enforceable against such party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally or by the principles governing the availability of equitable remedies.

                  12.3.4 Neither it nor any of its Affiliates is a party to, subject to, or bound by any agreement, understanding or judgment, award, order, writ, injunction or decree of any court, governmental body or arbitrator which would (i) prevent it from carrying out of this Agreement or (ii) conflict with or be breached by the execution, delivery or performance by it of this Agreement. There is no action, suit, dispute or governmental, administrative, arbitration or regulatory proceeding pending or, to the best of such party's knowledge, threatened against or relating to such party which, in each case, could prevent such party from carrying out its obligations under this Agreement.

            12.4 IUF License Agreement. PRAECIS represents and warrants that, as of the date of this Agreement, (i) the IUF License Agreement is in full force and effect, (ii) PRAECIS is in compliance in all material respects with its obligations thereunder and has heretofore delivered to Synthelabo a true and complete copy thereof, (iii) there have been no amendments or modifications thereof and (iv) IUF has not breached the IUF License Agreement. So as not to adversely affect Synthelabo's


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

rights under this Agreement, PRAECIS will not, during the term of this Agreement, take any actions to terminate or restrict its rights under the IUF License Agreement as the same relate to the Licensed Products, and will discharge all of its obligations and responsibilities thereunder, including, without limitation, making any required payments. If PRAECIS receives any notice of default under the IUF License Agreement, PRAECIS will promptly notify Synthelabo thereof.

            12.5 Warranty Disclaimer. PRAECIS MAKES NO WARRANTIES, EXPRESSED OR IMPLIED, AS TO THE MERCHANTABILITY OR FITNESS FOR ANY PURPOSE OF ANY LICENSED PRODUCTS. PRAECIS SHALL NOT BE LIABLE FOR ANY DIRECT, CONSEQUENTIAL OR OTHER DAMAGES SUFFERED BY SYNTHELABO OR ANY THIRD PARTY RESULTING FROM THE USE OF THE LICENSED PRODUCTS, EXCEPT TO THE EXTENT OF (I) ANY BREACH OF A REPRESENTATION OR WARRANTY OF PRAECIS SET FORTH HEREIN, OR (II) ANY EXPRESS INDEMNIFICATION BY PRAECIS HEREUNDER.

ARTICLE 13 - INDEMNIFICATION

            13.1 Synthelabo Indemnification of PRAECIS. Synthelabo hereby agrees to indemnify and hold harmless PRAECIS, its directors, officers, employees, agents, subsidiaries and Affiliates against any and all liability, damages, loss or expenses (including those arising out of personal injury claims), including reasonable attorney fees and expenses of litigation, arising out of the actions of Synthelabo, its directors, officers, employees, agents, subsidiaries or Affiliates, or any Third Party acting on behalf of or under authorization by


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Synthelabo, in connection with Synthelabo's development, Improvement, testing, importation, Advertising, Promotion, marketing, distribution, manufacture (whether complete manufacture or "fill and finish"), use, transport, offering for sale, sale, labeling, handling, storage or support of the Licensed Products, or otherwise arising out of or resulting from such actions by Synthelabo or its customers, or arising out of Synthelabo's failure to procure insurance as required hereunder. These provisions shall survive for six (6) years beyond the termination or expiration of this Agreement. Without limiting the foregoing, in the event that any of the duties and obligations of Synthelabo hereunder are performed by any Affiliate or permitted third party sublicensee of Synthelabo, PRAECIS shall be indemnified by Synthelabo for the acts or omissions of such other party to the same extent as PRAECIS is indemnified for the acts and omissions of Synthelabo under this Section 13.1.

            13.2 PRAECIS' Indemnification of Synthelabo. PRAECIS hereby agrees to indemnify and hold harmless Synthelabo, its directors, officers, employees, agents, subsidiaries and Affiliates against any and all liability, damages, loss or expenses (including those arising out of personal injury claims), including reasonable attorney fees and expenses of litigation, arising out of the actions of PRAECIS, its directors, officers, employees, agents, subsidiaries or Affiliates, or any Third Party acting on behalf of or under authorization by PRAECIS, in connection with PRAECIS's design, development, Improvement,


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testing, manufacture, labeling, handling or support of Licensed Products, or otherwise arising out of or resulting from such actions by PRAECIS or its customers, or arising out of PRAECIS' failure to procure insurance as required hereunder. These provisions shall survive for six (6) years beyond the termination or expiration of this Agreement. Without limiting the foregoing, in the event that any of the duties and obligations of PRAECIS hereunder are performed by any Affiliate or permitted third party licensee of PRAECIS, Synthelabo shall be indemnified by PRAECIS for the acts or omissions of such other party to the same extent as Synthelabo is indemnified for the acts and omissions of PRAECIS under this Section 13.2.

            13.3 Mutual Indemnification for Breach. PRAECIS hereby agrees to indemnify and hold Synthelabo harmless against any liability, damages, loss or expense (including reasonable attorneys fees and expenses of litigation) arising out of the breach of any representation, warranty, covenant or agreement of PRAECIS contained herein. Synthelabo hereby agrees to indemnify and hold PRAECIS harmless against any liability, damages, loss or expense (including reasonable attorneys fees and expenses of litigation) arising out of the breach of any representation, warranty, covenant or agreement of Synthelabo contained herein.

            13.4 Procedure For Third Party Claims. Any person that intends to claim indemnification under this Article 13 (an "Indemnitee") arising out of a Third Party claim shall promptly notify the indemnifying party (the "Indemnitor") of such claim in respect of which the Indemnitee intends to claim such indemnifi-


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

cation, and the Indemnitor shall, to the extent applicable, assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an Indemnitee shall have the right to retain its own counsel, with the reasonable fees and expenses thereof to be paid by the Indemnitor, if representation of such Indemnitee by the counsel retained by the Indemnitor would be inappropriate due to actual or potential differing interests between such Indemnitee and any other party represented by such counsel in such proceedings. The parties' indemnity obligations under this Article 13 shall not apply to amounts paid in settlement of any loss, claim, liability or action if such settlement is effected without the consent of the Indemnitor, which consent shall not be withheld unreasonably. Any Indemnitee's failure to deliver notice to the Indemnitor within a reasonable time after the commencement of any such action, if materially prejudicial to the Indemnitor's ability to defend such action, shall relieve the Indemnitor of any liability to the Indemnitee under this Article 13, but not any liability that it may have to the Indemnitee otherwise than under this Article 13. The Indemnitee and its employees and agents shall cooperate fully with the Indemnitor and its legal representatives in the investigation and defense of any action, claim or liability covered by this indemnification.

ARTICLE 14 - INSURANCE

            The parties shall maintain insurance coverage with respect to their activities and potential liabilities in


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

connection with the collaboration hereunder as is commercially reasonable in the circumstances.

ARTICLE 15 - NON-COMPETITION

            15.1 Mutual Non-Competition Covenant. Except as provided in Section 15.2, neither PRAECIS nor Synthelabo shall, during the term of this Agreement or any extension thereof and for one (1) year thereafter, without the consent of the other party, be concerned or interested, directly or indirectly (including through a licensing arrangement), in the advertising, promotion, manufacture, use, importation, offering for sale, sale or marketing in any Territory Country of any products containing an LHRH Antagonist, other than, in the case of Synthelabo, Licensed Products. For the avoidance of doubt, activities undertaken by Synthelabo to discover, conceive or invent Improvements or Synthelabo Formulations shall not be prohibited by this Section 15.1. The above restriction on competition shall not apply after termination of this Agreement (i) to a party if this Agreement has terminated pursuant to Section 17.2 by reason of the occurrence of one or more of the events described therein with respect to the other party or if this Agreement has been validly terminated by such party for breach by the other party pursuant to Section 17.3 or (ii) to Synthelabo or PRAECIS if this Agreement has been terminated in its entirety pursuant to
Section 17.7 (including without limitation as contemplated by Section 9.1).

            15.2 Competitive Acquisition. Synthelabo shall promptly notify PRAECIS if Synthelabo shall acquire, or


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

Synthelabo or substantially all its business or assets shall be acquired by, directly or indirectly, an entity which, directly or indirectly, is developing, or which Advertises, Promotes, manufactures, imports, offers for sale, sells or markets, any product which contains an LHRH Antagonist and which is competitive with any Licensed Product in the Territory. The occurrence of any of the events described in the preceding sentence shall not relieve either party of its obligations hereunder or otherwise modify or vary the rights and obligations of the parties hereunder, including without limitation Synthelabo's general obligation as provided herein to diligently develop, market and sell Licensed Products in the Territory.

ARTICLE 16 - IMPROVEMENTS

            It is contemplated that PRAECIS and Synthelabo, separately or jointly, may discover, conceive or develop Improvements as defined herein, and that Synthelabo may discover, conceive or develop Synthelabo Formulations. All intellectual property rights in and to Improvements discovered, conceived or developed by PRAECIS, its employees or agents shall be owned by PRAECIS, and shall be included in the Intellectual Property Rights licensed hereunder. All intellectual property rights in and to Improvements discovered, conceived or developed by Synthelabo, its employees or agents shall be owned by Synthelabo, and an exclusive fully paid-up, royalty-free license, with the right to grant sublicenses in connection with licenses granted by PRAECIS related to Licensed Products, under such rights for use only with Licensed Products outside the Territory is hereby granted to PRAECIS, it being understood and agreed that, subject to Section 15.1, Synthelabo may use or license such Improvement (i) in the Territory in connection with Licensed Products to the extent provided in this Agreement and
(ii) in or outside the Territory for uses other than in connection with Licensed Products. Such license to PRAECIS shall be perpetual, except that such license shall automatically terminate if this Agreement is terminated by Synthelabo pursuant to Section 17.2 by reason of the occurrence of one or more of the events described therein with respect to PRAECIS or is validly terminated by Synthelabo pursuant to and in accordance with Section 17.3 by reason of any material breach of this Agreement by PRAECIS. All intellectual property rights in and to Synthelabo Formulations shall be owned by Synthelabo. All intellectual property rights in and to Improvements jointly discovered, conceived or developed by PRAECIS and Synthelabo employees or agents shall be jointly owned by PRAECIS and Synthelabo, as dictated by U.S. law regarding ownership of jointly discovered, conceived or developed intellectual property rights; and the rights of each of PRAECIS and Synthelabo in and to same shall be licensed to the other as provided for Improvements made by each alone, as set forth hereinabove. Each party shall promptly disclose to the other any Improvements developed by its employees or agents acting on its behalf and Synthelabo shall promptly disclose to PRAECIS any Synthelabo Formulations. The parties shall discuss in good faith the manner in which such Improvements or such Synthelabo Formulations, as applicable, may be incorporated into the

Licensed Products which have been commercialized (or are in the course of development for commercialization) hereunder. If and to the extent that any Synthelabo Formulation is incorporated into any Licensed Product as aforesaid, the term "Licensed Product" hereunder shall be amended in the manner mutually agreed upon by the parties as provided below. The Joint Steering Committee shall determine in good faith whether any Improvement or Synthelabo Formulation should be incorporated into any Licensed Product intended for sale in the Territory. Notwithstanding the foregoing, if incorporation of such Improvement or Synthelabo Formulation would have a material impact on the economic terms and conditions of this Agreement applicable to either party, then the parties shall negotiate in good faith appropriate adjustments to the economic terms and conditions of this Agreement with a view to preserving the relative economic benefits of the parties under this Agreement (except as otherwise mutually agreed) to permit the incorporation of such Improvement. If mutual agreement of the parties is reached as to the incorporation of any Synthelabo Formulation as aforesaid, then Synthelabo shall be deemed to have granted to PRAECIS a fully-paid up, royalty-free exclusive license, with the right to grant sublicenses in connection with licenses granted by PRAECIS related to the Licensed Products or other products containing PPI-149 or another LHRH Antagonist Compound licensed to Synthelabo hereunder and formulated in such Synthelabo Formulation, of its rights in such Synthelabo Formulation solely for use outside the Territory with Licensed Products or other


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

products containing PPI-149 or another LHRH Antagonist Compound licensed to Synthelabo hereunder and formulated in such Synthelabo Formulation. Such license shall be perpetual, except that such license shall automatically terminate if this Agreement is terminated by Synthelabo pursuant to Section 17.2 by reason of the occurrence of one or more of the events described therein with respect to PRAECIS or is validly terminated by Synthelabo pursuant to and in accordance with Section 17.3 by reason of any material breach of this Agreement by PRAECIS. It is understood and agreed that, subject to Section 15.1, Synthelabo may use or license a Synthelabo Formulation (i) in the Territory to the extent provided in this Agreement and (ii) in or outside the Territory for uses other than in connection with (A) Licensed Products or (B) other products containing PPI-149 or other LHRH Antagonist Compounds licensed to Synthelabo hereunder and formulated in such Synthelabo Formulation. Each of PRAECIS and Synthelabo hereby represent and warrant that their relevant employees are bound by a written agreement which requires them to assign to their employer all intellectual property rights arising within the scope of their employment.

ARTICLE 17 - TERM & TERMINATION

            17.1 Term; Expiration. Unless terminated earlier, as provided herein, the term of this Agreement shall expire, and the licenses granted by PRAECIS to Synthelabo hereunder shall become fully paid-up, perpetual and royalty-free and shall continue without any further obligation, with respect to a Territory Country, upon the expiration in such Territory Country of the


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

last to expire of the patents and any extensions thereof or supplementary certificates of protection included in the Intellectual Property Rights or the PPI Licensed Rights, respectively, which are licensed or sublicensed respectively, hereunder and which cover a Licensed Product in such Territory Country. In the event that no Intellectual Property Rights, Patent Rights or Invention Rights licensed or sublicensed hereunder cover a Licensed Product in a Territory Country, the term of this Agreement in such Territory Country for such Licensed Product shall expire ten (10) years after the date of Registration Approval of such Licensed Product in such Territory Country, whereupon the licenses granted herein shall become fully paid-up, perpetual, royalty-free and shall continue without any further obligation in such Territory Country. Upon the expiration of this Agreement in a Territory Country pursuant to this Section 17.1, PRAECIS shall cease to have any further obligations to Synthelabo hereunder with respect to such Territory Country, including to manufacture and supply Licensed Products with respect to such Territory Country, and Synthelabo shall cease to have any further obligations to PRAECIS hereunder with respect to such Territory Country, except that such expiration shall not release either party from any liability or obligation that matured prior to such expiration, including for this purpose the obligation of Synthelabo to timely make all payments required by Article 9 for Licensed Products ordered by Synthelabo or its Affiliates pursuant hereto prior to such expiration.


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

             17.2 Bankruptcy, Etc.

                  (a) Automatic Termination. If either party (i) shall make a general assignment for the benefit of creditors, (ii) shall file a voluntary petition of bankruptcy, (iii) shall be adjudged a bankrupt or insolvent, or have had entered against it an order for relief in any bankruptcy or insolvency proceeding, (iv) shall file a petition or answer seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation, (v) shall file an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in any proceeding specified in (vii) below, (vi) shall seek, consent to or acquiesce in the appointment of a trustee, receiver or liquidator of said party or of all or any substantial part of the assets of said party or
      (vii) shall fail to obtain dismissal within 60 days of the commencement of any proceeding against said party seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation, or the entry of any order appointing a trustee, liquidator or receiver of said party or of said party's assets or any substantial portion thereof, this Agreement shall automatically terminate, inasmuch as permitted under applicable and prevailing law.

                  (b) Bypass of Payments. If PRAECIS enters into an arrangement of creditors and/or bankruptcy, one week


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

      prior to such arrangement of creditors and/or bankruptcy Synthelabo shall have the right to be notified by PRAECIS of such arrangement and/or bankruptcy, and any and all license fees owed directly to PRAECIS by Synthelabo pursuant to this Agreement shall thereafter be paid by Synthelabo directly to IUF at the same royalty rate as set forth in this Agreement.

            17.3 Breach. Subject to the further provisions of this Section 17.3, upon any material breach or default of this Agreement by either party, the non-breaching party shall have the right to serve notice upon the breaching party of its intention to terminate this Agreement upon the expiration of ninety
(90) days after the date said notice is given, unless the breaching party shall cure any such breach or default within said ninety (90) day period. Upon the expiration of said ninety (90) day period, if the breaching party shall not have so cured, and if the non-breaching party gives a notice of final termination, final termination of this Agreement shall be effective on the date such notice is given. Notwithstanding the foregoing, in the case of a breach of a payment obligation hereunder, the ninety day (90) period referred to above shall instead be thirty (30) days.

            17.4 Effect of Termination. Upon expiration or termination of this Agreement as provided herein, this Agreement shall, except as otherwise provided herein, be void and of no further force or effect and neither party shall have any further liability hereunder, and except that no such expiration or termination shall release either party from any liability or


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

obligation that arose or is based upon events which occurred prior to the effective date of such expiration or termination. The following special provisions shall be applicable if this Agreement (i) terminates pursuant to
Section 17.2 by reason of the occurrence of one or more of the events described therein with respect to PRAECIS or (ii) is validly terminated by Synthelabo pursuant to and in accordance with Section 17.3 by reason of any material breach of this Agreement by PRAECIS other than breach by PRAECIS of its supply obligations hereunder:

                  (a) all of the license and sublicense rights granted to Synthelabo and its Affiliates hereunder shall remain in full force and effect on a fully paid-up, perpetual and royalty-free basis; and

                  (b) Synthelabo shall have a fully paid-up, perpetual, royalty-free license of all manufacturing protocols, know-how and related information and data necessary to enable Synthelabo to develop, have developed, make and have made Licensed Products in the Territory from and after the effective date of such termination.

            17.5 Surviving Provisions. The parties agree that, subject to the first sentence of Section 17.4, upon termination of this Agreement, the following shall survive (subject to the limitations set forth in this Section 17.5): Section 4.6 (only upon termination as provided in such Section) and
Section 4.7, the confidentiality obligations of Article 7 hereof (to the extent provided therein), the obligations of Synthelabo set forth in Section 8.6 (only in the case of termination pursuant to


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

Section 17.2 due to the occurrence of one or more of the events described therein with respect to Synthelabo or termination by PRAECIS pursuant to Section
17.3 for breach by Synthelabo), the non-competition obligations set forth in
Section 15.1 (to the extent provided therein), Section 17.4 (with respect to the special provisions set forth therein, only upon termination as provided in such Section), this Section 17.5 and Section 17.8 (only upon termination as provided in such Section).

            17.6 Continuation of Sublicense Rights. The sublicense granted hereunder with respect to the PPI Licensed Rights shall survive the termination of the IUF License Agreement. Upon termination of the IUF License Agreement for any reason during the term of this Agreement, PRAECIS shall assign to IUF all of PRAECIS' rights in the PPI Licensed Rights in accordance with Section 12.05 of the IUF License Agreement, and upon IUF's complete assumption of all of PRAECIS' future obligations hereunder with respect to such sublicense, PRAECIS shall have no further obligation whatsoever with respect thereto, except for any liability or obligation of PRAECIS that matured prior to the effective date of such assumption.

            17.7 Termination for Material Adverse Events. Synthelabo may terminate this Agreement to the extent provided in Section 4.10. However, such termination right shall be exercisable only if, with respect to any event referred to in Section 4.10 giving rise to such termination right, within nine months after first becoming aware of the occurrence of such event (such date on which Synthelabo first becomes aware of the occurrence of such event being referred to as a "Termination Right Trigger Date"), Synthelabo notifies PRAECIS in writing of such event (a "Section 17.7 Notice"), which notice shall set forth a date (the "Section 17.7 Termination Date") not less than sixty (60) days (except as provided in Section 9.1) and not more than twelve months after the Termination Right Trigger Date on which this Agreement shall terminate to the extent provided in Section 4.10, it being understood and agreed that until the Section 17.7 Termination Date, the obligations of the parties hereunder shall remain in effect, including without limitation Synthelabo's general obligation as provided herein to diligently develop, market and sell Licensed Products in the Territory.

            17.8 Right to Sell Inventory. Upon termination of this Agreement pursuant to Section 17.2 due to the occurrence of one or more of the events set forth therein with respect to Synthelabo or pursuant to Section 17.3 due to a breach by Synthelabo, Synthelabo may, for a period of six (6) months after the termination date, sell all Licensed Products on hand as of the termination date, provided that all payments therefor are timely paid in compliance with Article 9 hereof.

ARTICLE 18 - ARBITRATION

            18.1 Procedure; Decision Final and Binding. Except as to issues relating to the validity, construction or effect of any patent right licensed hereunder, any and all claims, disputes or controversies arising under, out of, or in connection with this Agreement, which have not been resolved by good faith negotiations between the parties may be referred by either party


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

to arbitration and finally settled in accordance with the UNCITRAL Arbitration Rules (as supplemented or modified by this Section 18.1) in effect on the date hereof (hereinafter, the "Rules"), by three arbitrators appointed in accordance with said Rules. The appointing authority shall be the Court of Arbitration of the International Chamber of Commerce ("ICC") located in Paris, France. The place of arbitration shall be London, England. All arbitrators shall be fully conversant with the English language and the opinion shall be rendered in English. The English language shall be used in all documents, briefs, evidence and any other writings submitted. All proceedings shall be in the English language. Except as provided in Section 18.3 the procedures set forth in this
Section 18.1 shall be the sole and exclusive means of settling or resolving any dispute hereunder. Accordingly, each party covenants and agrees with the other party that except as expressly provided in Section 18.3, it will not seek to have any such dispute adjudicated (except to enforce the provisions of this Section 18.1 as provided below and except for the limited right to seek injunctive relief where appropriate) in any court or other official forum of any government, or otherwise seek to invalidate or circumvent the procedures set forth in this Section 18.1 as the sole and exclusive means of settling or resolving any such dispute.

            The decision of the arbitrators contemplated by this Section 18.1 shall be final and binding on the parties and may be


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

presented by either party for enforcement in any court of competent jurisdiction; provided, however, that if such enforcement is sought in the United States, it may only be sought in the state courts of the Commonwealth of Massachusetts, or a United States federal court in the Commonwealth of Massachusetts. The parties understand and agree that the provisions of this
Article 18 may be specifically enforced by injunction or otherwise in any court of competent jurisdiction.

            18.2 Assumption Regarding Intellectual Property Rights. In any arbitration proceedings hereunder, the arbitrators shall assume the validity and enforceability of any patent rights licensed hereunder.

            18.3 Exception to Exclusive Dispute Resolution Procedure. Claims, disputes or controversies concerning the validity, construction or effect of any patent rights licensed hereunder shall be resolved in a court having subject matter jurisdiction thereof.

ARTICLE 19 - INFRINGEMENT AND MAINTENANCE

            19.1 Infringement by Third Parties. Synthelabo and PRAECIS shall promptly inform one another in writing of any alleged infringement, unauthorized use or misappropriation, of which either shall have notice of any trademarks or Intellectual Property Rights or the PPI Licensed Rights licensed hereunder and provide each other with any reasonably available evidence of infringement. Upon such notice, the PRAECIS and Synthelabo


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

              CONFIDENTIAL INFORMATION OMITTED AND FILED SEPARATELY
                  WITH THE SECURITIES AND EXCHANGE COMMISSION.
                      ASTERISKS (*) DENOTE SUCH OMISSIONS.

representatives to the Joint Steering Committee shall promptly confer with their respective patent counsel regarding such apparent infringement; and the Joint Steering Committee shall promptly thereafter meet in person or by telephone to discuss possible courses of action. Unless the Joint Steering Committee recommends otherwise, PRAECIS shall, with respect to any such alleged infringement, take action to compel such alleged infringers to cease and desist; and that failing, shall bring legal action against such alleged infringers. All costs of such legal action, including reasonable attorneys' fees and disbursements, shall be borne by PRAECIS, and all judgments, settlements, damages, license fee payments and future royalties shall first be applied to pay or reimburse PRAECIS for all costs of such action, including reasonable attorneys' fees and disbursements, and shall thereafter be split ***% for Synthelabo and ***% for PRAECIS.

            19.2 Infringement Suit By Third Parties. In the event that Synthelabo (i) is sued in an action which alleges infringement, unauthorized use or misappropriation by Synthelabo in any Territory Country of any Intellectual Property Rights or PPI Licensed Rights or which is based on the development, importation, use, sale or distribution by Synthelabo in the Territory of any Licensed Product as provided hereunder, or (ii) is sued in a declaratory judgment or similar action alleging invalidity or unenforceability in any Territory Country of any Intellectual Property Rights or PPI Licensed Rights, Synthelabo shall promptly notify PRAECIS; and the PRAECIS and Synthelabo representatives to the Joint Steering Committee shall promptly confer with their respective patent counsel regarding such alleged infringement. The Joint Steering Committee shall promptly thereafter meet in person or by telephone to discuss possible courses of action. Unless the Joint Steering Committee recommends otherwise, PRAECIS shall take action to defend against such suit, and Synthelabo shall cooperate fully with PRAECIS in such action. All costs of such legal action, including reasonable attorneys' fees, and the cost of all judgments, damages, settlements, license fee payments and future royalties shall be borne by PRAECIS.

            19.3 Cooperation. In any legal action contemplated under Article 8 or this Article 19, the parties shall provide reasonable cooperation and support to each other, subject to applicable legal privileges, which each party shall have the right to assert and maintain, and confidentiality requirements imposed by a court or other competent tribunal. PRAECIS shall keep Synthelabo reasonably informed of the status of any such legal action. Without limiting the foregoing, the parties shall, to the extent possible, make their directors, officers, employees and agents available to testify when reasonably requested and make available relevant records, papers, information, samples, specimens, and the like. The costs to Synthelabo of such cooperation shall be borne by PRAECIS.

            19.4 Differing Interests. Synthelabo recognizes that PRAECIS may have interests in the trademarks, the Intellectual Property Rights and the PPI Licensed Rights licensed hereunder which are outside of the scope of the rights licensed to Synthelabo. Synthelabo therefore hereby agrees that in any legal action under Article 8 or this Article 19, without limitation of PRAECIS' obligations under such Articles, PRAECIS shall have the right to seek to protect the entirety of those separate interests in any litigation regarding such trademarks, the Intellectual Property Rights or the PPI Licensed Rights.

ARTICLE 20 - ASSIGNMENT

            Subject to Section 2.4, Synthelabo may not assign or otherwise transfer this Agreement or any rights acquired by it hereunder without the prior written consent of PRAECIS, except for any such assignment to an entity which acquires or acquires control of its entire business or that part of its business to which this Agreement relates, whether pursuant to a merger, consolidation, stock purchase, recapitalization, asset sale or otherwise. Notwithstanding the foregoing, Synthelabo may have certain of its duties and obligations hereunder performed by its Affiliates without an assignment or sublicense thereof. In such cases, Synthelabo shall continue to be obligated to PRAECIS to perform Synthelabo's obligations hereunder and Synthelabo's indemnification obligations shall apply to the acts or omissions of any such Affiliate as if such acts or omissions were those of Synthelabo. PRAECIS may assign this Agreement or its rights hereunder to an entity which acquires, by license or otherwise, rights to Licensed Products outside the Territory (provided that in such event PRAECIS shall continue to be obligated to Synthelabo to perform PRAECIS' obligations hereunder), or which acquires or acquires control of its entire business or that part of its business to which this Agreement relates, whether pursuant to a merger, consolidation, stock purchase, recapitalization, asset sale or otherwise (provided that in any such event, PRAECIS or the successor entity in such transaction shall continue to be liable to perform PRAECIS' obligations hereunder). This Agreement shall inure to the benefit of and be binding upon the parties and their respective heirs, executors, administrators, successors and permitted assigns.

ARTICLE 21 - COMMUNICATIONS

            Any notice, request, report, recommendation, consent or other communication (collectively, a "Notice") under this Agreement shall be effective if it is in writing and (i) personally delivered, (ii) sent by certified or registered mail, postage prepaid, return receipt requested, (iii) sent by an internationally recognized overnight delivery service, with delivery confirmed, or (iv) telexed or telecopied, with receipt confirmed, addressed as set forth in this Article 21 or to such address as shall be furnished by either party hereto to the other party hereto in accordance with the method of Notice set forth herein. A Notice shall be deemed to have been given as of (i) the date when personally delivered, (ii) seven (7) days after being deposited with the U.S or French Postal Service, certified or registered mail, properly addressed, return receipt requested, postage prepaid, (iii) three days after being sent by said overnight delivery service properly addressed, or (iv) confirmation of receipt of the telex or telecopy, as the case may be, unless the sending party has actual knowledge that a Notice was not received by the intended recipient. All Notices shall specifically state: (i) the Sections (or Sections) of this Agreement with respect to which such Notice is given, and (ii) the relevant time period, if any, in which the party receiving the Notice must respond.

      Notice Addresses:

      Synthelabo:  Synthelabo
                   22 Avenue Galilee

                   92350 Le-Plessis-Robinson-France
                   Attention:  General Counsel
                   Facsimile No. 011-33-1-45-37-58-04

      PRAECIS:     PRAECIS Pharmaceuticals, Inc.
                   One Hampshire Street
                   Cambridge, MA  02139

                   Attention: Director of Business Development
                   Facsimile No.:  617-494-8414

ARTICLE 22 - MISCELLANEOUS PROVISIONS

            22.1 Relationship of the Parties. Each party shall conduct its business hereunder as a principal for its own account and at its own expense and risk, except as otherwise provided herein. This Agreement does not in any way create the relationship of principal and agent, or any similar relationship, between PRAECIS and Synthelabo. Each party covenants and warrants that it will not act or represent itself directly or by implication as agent for the other party, and will not attempt to create any obligation, or make any representation, on behalf of or in the name of the other party.

            22.2 Advertising; Trademarks, Etc. Neither party shall use the other party's name in its advertising or elsewhere, or any trademark or trade name (or any mark or name closely resembling the same) now or hereafter owned or licensed by the other party or any of its Subsidiaries or Affiliates other than to the extent specifically provided herein, without the prior written approval of the other party, except as required by law.

            22.3 Public Disclosures. The parties agree that public disclosures regarding this Agreement, Regulatory Approvals, Reimbursement Approvals and Licensed Products may be made at the time and in such manner as both parties shall both approve; provided that such approval will not be unreasonably withheld and shall not be required for any such disclosure which a party's counsel advises is required by law or for public disclosure by such party in any disclosure document in connection with any financing, strategic transaction, acquisition or disposition involving PRAECIS or Synthelabo. The restriction on disclosure contained herein shall not apply to any information disseminated to the public which is information essentially identical to that contained in a previous disclosure authorized hereunder.

            22.4 Governing Law. This Agreement shall be construed, governed, interpreted and applied in accordance with the laws of the State of New York, U.S.A. without regard to the conflict of law principles thereof, and the United Nations Convention on Contracts for the International Sale of Goods is expressly disclaimed.

            22.5 Entire Agreement. The parties hereto acknowledge that this Agreement and the other agreements between the parties hereto referred to herein set forth the entire agreement and understanding of the parties hereto as to the subject matter hereof and thereof. This Agreement shall not be subject to any change or modification except by the execution of a written instrument subscribed to by the parties hereto; provided that all obligations of the parties under this Agreement and the Sublicense Option Agreement shall be considered cumulative rather than contradictory, and the more stringent or burdensome obligations of a party under one agreement shall control over any less stringent or less burdensome obligation under the other.

            22.6 Severability. The provisions of this Agreement are severable, and in the event that any provision of this Agreement shall be determined to be invalid or unenforceable under any controlling body of law, such invalidity or unenforceability shall not in any way affect the validity or enforceability of the remaining provisions hereof.

            22.7 No Waiver. The failure of either party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other party.

            22.8 Captions and References. Unless otherwise indicated, references to Sections and Articles are references to Sections and Articles of this Agreement. Headings, titles and captions of this Agreement are for convenience only and shall not be used for the construction or interpretation of this Agreement.

            22.9 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument.

            IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement through their duly authorized representatives, with the intention to become bound thereby.

                                          SYNTHELABO


                                          By: /s/ Herve Guerin
                                              -------------------------
                                              Name:  Herve Guerin
                                              Title: President

                                          PRAECIS PHARMACEUTICALS, INC.


                                          By: /s/ Malcolm L. Gefter
                                              -------------------------
                                              Name:  Malcolm L. Gefter
                                              Title: Chairman & CEO

              CONFIDENTIAL INFORMATION OMITTED AND FILED SEPARATELY
                  WITH THE SECURITIES AND EXCHANGE COMMISSION.
                      ASTERISKS (*) DENOTE SUCH OMISSIONS.

                                   APPENDIX I
                    PRAECIS PROPOSED CORE DEVELOPMENT STUDIES

                *** Appendix I, which including the Confidential
                         Information contains 22 pages,
                      has been omitted in its entirety. ***

              CONFIDENTIAL INFORMATION OMITTED AND FILED SEPARATELY
                  WITH THE SECURITIES AND EXCHANGE COMMISSION.
                      ASTERISKS (*) DENOTE SUCH OMISSIONS.

                                   APPENDIX II
                               PATENT APPLICATIONS

                              LHRH Related Patents

-----------------------------------------------------------------------------------------------------------------
     Type           Serial Number                    Title and Inventors                          Ststus
   US, CIP,          (PPI Number)
      PCT
-----------------------------------------------------------------------------------------------------------------
US               08/480,94             LHRH Antagonist Peptides by                                 ***
                 (PPI-007)             Roger W. Roeske
-----------------------------------------------------------------------------------------------------------------
PCT              PCT/US96/09852        LHRH Antagonist Peptides by                                 ***
                 (PPI-007CPPC)         Roger W. Roeske
-----------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------
US               08/573,109            Methods for Treating Prostate Cancer with LHRH              ***
                                       Antagonists by Marc B. Garnick, Christopher J.
                                       Molineaux and Malcolm L. Gefter
-----------------------------------------------------------------------------------------------------------------
US, CIP of       08/755,593            Methods for Treating Prostate Cancer with LHRH              ***
08/573,109       (PPI-013CP)           Antagonists by Marc B. Garnick, Christopher J.
                                       Molineaux and Malcolm L. Gefter
-----------------------------------------------------------------------------------------------------------------
PCT              PCT/US96/18911        Methods for Treating Prostate Cancer with LHRH              ***
                 (PPI-013CPPC)         Antagonists by Marc B. Garnick, Christopher J.
                                       Molineaux and Malcolm L. Gefter
-----------------------------------------------------------------------------------------------------------------

              CONFIDENTIAL INFORMATION OMITTED AND FILED SEPARATELY
                  WITH THE SECURITIES AND EXCHANGE COMMISSION.
                      ASTERISKS (*) DENOTE SUCH OMISSIONS.

-----------------------------------------------------------------------------------------------------------------
US               08/762,747            Pharmaceutical Formulations for Sustained Drug              ***
                                       Delivery by Malcolm L. Gefter, Nicholas Barker,
                                       Gary Musso and Christopher J. Molineaux
-----------------------------------------------------------------------------------------------------------------

                                  APPENDIX III
                              IUF LICENSE AGREEMENT




                               See Exhibit 10.9 to
                           the Registration Statement

              CONFIDENTIAL INFORMATION OMITTED AND FILED SEPARATELY
                  WITH THE SECURITIES AND EXCHANGE COMMISSION.
                      ASTERISKS (*) DENOTE SUCH OMISSIONS.

                                   APPENDIX IV
                               PPI-149 DEFINITION

PPI-149 shall mean a peptide compound having the following structure:

***

                                   APPENDIX V

                                    TERRITORY

SECTION A

Europe, consisting of:

      Austria             Belgium         Denmark           Greece
      Finland            *France         *Germany           Luxembourg
      Ireland            *Italy           Liechtenstein    *Spain
      Monaco              Netherlands     Norway            Portugal
      San Marino          Sweden          Switzerland      *United Kingdom
      Vatican                                               Iceland
                                                            Andora


   *Major European Territory Countries

SECTION B

Latin America, consisting of:


      Belize              Costa Rica      Guatemala         Honduras
      Mexico              Nicaragua       Panama            San Salvador
      Argentina           Bolivia         Brazil            Chile
      Columbia            Ecuador         French Guyana     Guyana
      Paraguay            Peru            Uruguay          Venezuela


Eastern Europe, consisting of:

      Albania             Armenia         Azerbaijan        Belarusse
      Bosnia-Herzegovina  Bulgaria        Croatia           Czech Republic
      Estonia             Georgia         Hungary           Kazakhstan
      Kyrgyz              Latvia          Lithuania         Macedonia
      Moldova             Poland          Roumania          Russia
      Slovakia            Slovenia        Tadzhikistan      Turkmenistan
      Ukrainia            Uzbekistan      Yugoslavia


The following countries of Africa, consisting of:

      Algeria             Benin           Burkina-Fasso     Cameroun
      Central African     Chad            Congo             Djibouti
        Republic
      Gabon               Guinea          Guinea Bissau     Ivory Coast
      Madagascar          Mali            Mauritania        Morocco
      Niger               Rwanda          Senegal           Seychelles
      Tunisia             Zaire           South Africa


Middle East, consisting of:

      Iran                Iraq            Israel            Jordan
      Kuwait              Lebanon         Oman              Saudi Arabia
      South Yemen         Syria           Turkey            Yemen
      Cyprus              United Arab                       Bahrain
      Malta               Emirates                          Qatar


                                     APPENDIX VI
                            ADDITIONAL SUPPLY PROVISIONS

      APPENDIX VI

Additional Supply Terms

MANUFACTURING AND PRODUCT QUALITY

1. Licensed Products shall be delivered as finished products according to the specifications in the Registration Approval and any further specifications agreed to by the parties. Finished products shall be deemed to mean powder and diluent in separate closed sterile and unlabeled vials packed in an appropriately labeled bulk shipment container as per section 3.15 PRAECIS shall not be responsible for final commercial packaging and labeling. PRAECIS shall ensure that unlabeled vials shall at all times, until final packaging by Synthelabo, be traceable.

2. Synthelabo and PRAECIS shall collaborate in the definition of specifications in the registration processes within the Territory.

3. Synthelabo agrees, where in the best interest of the Parties to diligently seek to obtain approval by the appropriate regulatory authorities in the respective Territory Countries, of the specifications of the Licensed Product proposed by PRAECIS.

4. The following is a general description of the manufacturing operations for Licensed Products:

      o purchasing, reception, storage of raw materials and bulk packing material of Licensed Products,

      o     manufacturing and bulk packaging of Licensed Products,

      o control of raw material, bulk packaging material, in process control and control of Licensed Products as defined in the Quality Charter,

      o     Packing and storage of bulk Licensed Product,

      o     Releasing of bulk Licensed Products

      o file maintenance and storage of batch records and samples for analysis.

5. The place of manufacture of the Licensed Products shall be communicated to Synthelabo at least 6 months in advance of anticipated commencement of manufacture of Licensed Product for commercial sale.

6. The raw materials and bulk packaging materials shall be stored by PRAECIS or its subcontractor under its sole responsibility.

7. PRAECIS is solely responsible for the safe storage of the bulk Licensed Products until delivery.

8. PRAECIS covenants to store in appropriate conditions the raw materials, packaging materials and finished Licensed Products, according to cGMP.

9. PRAECIS undertakes to manufacture and package the Licensed Products according to good manufacturing practices reasonably acceptable in Europe as well as in accordance with the process set out in the Quality Charter. In the absence of specific guidelines in the Quality Charter PRAECIS shall follow the current European Guide and in particular chapter 7 of such Guide.

10. PRAECIS undertakes to control raw materials, packaging materials and Licensed Products according to the techniques and instructions for analysis set out in the Quality Charter.

11. Any dispute as to whether or not the procedure is being correctly followed shall be resolved in accordance with the provisions of the Quality Charter.

12. PRAECIS must ensure that its representative signing the Quality Charter has the appropriate experience and holds the appropriate position in PRAECIS's manufacturing unit.

13. Synthelabo or its representative has the right to verify at any time that the manufacture of the Licensed Products is being carried out in the proper manner. To this end PRAECIS agrees, upon reasonable advance notice by Synthelabo, to allow Synthelabo or such designee to have access to the manufacturing and control areas, to take samples and in general to inspect the manufacturing operations during reasonable business hours provided any such inspection does not interrupt or impair in any significant manner the manufacturing operations. Access to certain areas, information and samples may be restricted to the extent PRAECIS reasonably determines that such verification, access, sampling or inspection would constitute a transfer of technology prior to the events which would mandate such transfer as contemplated in 3.9.

14. Critical and major deficiencies raised during such audit or inspection shall be promptly notified to PRAECIS.

15. PRAECIS will send to Synthelabo a timetable of the corrective actions within a prompt and reasonable period following the receipt of the written audit report.

16. The timetable for correction of deficiencies will be commensurate with their criticality.

17. PRAECIS may only ship the Licensed Products to Synthelabo after such products have been released by PRAECIS according to the procedure defined in the Quality Charter.

18. PRAECIS shall provide Synthelabo with the necessary documents and samples specified in the Quality Charter, and shall do so in accordance with the conditions (time limit, nature of documents etc.) set out in such Quality Charter.

19. PRAECIS undertakes to prepare records of all stages of manufacture and quality control on the basis of the Quality Charter and to keep them for at least 5 years unless otherwise stipulated.

20. Synthelabo reserves the right to reject any batch which does not conform to the specifications in the Quality Charter. In this event, PRAECIS may then recover at PRAECIS's expense the rejected products according to the rework process as described in the Quality Charter.

21. In the event the parties agree in writing that a batch does not conform to the specifications, PRAECIS shall at its own expense, within forty-five
      (45) days of Synthelabo's rejection thereof, replace the defective batch.

22. In the event of a dispute as to the acceptance of a batch, the parties agree to discuss the problem with a view to finding an amicable solution to the extent that the dispute cannot be resolved amicably, the issue shall be referred to an independent expert nominated by PRAECIS and to whom Synthelabo does not reasonably object.

23. If the parties are not able to agree on an expert within two (2) months of a party's objection thereto, an expert will be appointed by the President of the Court of Arbitration of the ICC upon request by either one of the parties.

24. The expert so appointed will determine whether the batch in question conforms with the general standards and with the procedure for analytical control set out in the Quality Charter, and whether the manufacturing conditions have been properly followed, having particular regard to the file provided by PRAECIS for each Licensed Product.

25. The parties agree to accept the findings and conclusion reached by the expert. If the expert considers the Licensed Products to be clearly defective, all his fees, expenses and the cost of destruction of Licensed Products will be paid for by PRAECIS, which party shall also be bound to reimburse whatever sums Synthelabo has already paid for the defective batch.

26. If the expert considers the Licensed Products to be not defective, all fees and expenses of the expert will be paid for by Synthelabo.

27. The Parties agree to develop and register rework processes and procedures. In the event a defective batch can not be reworked and necessitates destruction, all destruction shall be performed by PRAECIS. Following destruction, PRAECIS will send to Synthelabo a certificate of destruction indicating the following:

      o     name of the Licensed Products

      o     batch number

      o     quantity

      o     name of the company who has destroyed the Licensed Products

28. Each party agrees to make the relevant Authorities such declarations as are necessary to comply with pharmaceutical law applicable to such party.

29. Any term of this Agreement that does not comply with the law regulating the pharmaceutical profession must be modified accordingly within the shortest possible time.

Capitalized terms used but not defined in this Appendix VI shall have the respective meaning ascribed thereto in the License Agreement dated as of May 13, 1997 (the "License Agreement") between PRAECIS and Synthelabo to which this Appendix VI is attached

[LOGO Synthelabo]

               Mr. Marc SILVER
               Vice President
               Business Development
               PRAECIS PHARMACEUTICALS, Inc.
               One Hampshire Street
               Cambridge
               MA  02139
               Etats-Unis

               Le Plessis-Robinson, 31 July, 1997
               Ref.:  BJJ/fm - 231

Sent via telefax: 00.1.617.494.8414

Dear Marc,

I refer to the discussions and deliberations we have had over the past few weeks relating to the contribution that SYNTHELABO is to make to the costs of the core development studies for PPI-149 for the treatment of prostate cancer (which includes all pre-clinical costs for all indications).

At the Steering Committee of 24 July, it was agreed that, notwithstanding any other term of our license agreement, SYNTHELABO's total contribution to these core development costs shall be limited to 30 million French francs paid as follows: 5 million every six months commencing 1 September 1997 (to be paid within 30 days of this date and within 30 days of every subsequent six months period). This will be the maximum paid for this programme and includes the cost of all pre-clinical (for all indications) and clinical studies for the treatment of prostate cancer whether performed by PRAECIS, SYNTHELABO or contact research organisations, total formulated drug costs, any CMC studies and internal costs incurred by PRAECIS.

As I discussed with Malcolm Gefter, the above core development costs are the costs of all the studies necessary to obtain a full NDA including the mandatory phase IV studies if the first approval is conditional.

If you agree with the above, would you please arrange for PRAECIS to sign both copies of this letter returning one copy for our files.

Best regards,                             Agreed and accepted by
                                          PRAECIS PHARMACEUTICALS, INC.
                                          Name:  Marc A. Silver


/s/ Bernard Jordan                        Signature:  /s/ Marc A. Silver

B.J. JORDAN                               Date:  September 5, 1997
Director of Licensing Department